Execution Version

CONFIDENTIAL

Exhibit 10.28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT (this “Agreement”), entered into as of October 9, 2021 (the “Effective Date”), is entered into by and between BioNova Pharmaceuticals Limited, a company incorporated under the laws of Hong Kong, having its registered office at Unit 417, 4th floor, Lippo Centre Tower Two, No. 89 Queensway Admiralty, Hong Kong (“BioNova”), and Sutro Biopharma, Inc., with its headquarters at 111 Oyster Point Boulevard, South San Francisco, CA 94080, U.S.A. (“Sutro”).

INTRODUCTION

WHEREAS, BioNova wishes to obtain from Sutro and Sutro wishes to grant to BioNova certain rights and licenses under intellectual property owned or controlled by Sutro to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this ARTICLE I:

Section I.1.
“Abandoning Party” has the meaning set forth in Section 9.2(c).
Section I.2.
“Accounting Standards” means, with respect to a Person, generally accepted accounting principles (“GAAP”) as practiced in a jurisdiction where a Party conducts its business, International Financial Reporting Standards (“IFRS”), or applicable international standards followed by such Person.
Section I.3.
“Acquired Competing Product” has the meaning set forth in Section 3.9(c).
Section I.4.
“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment,

arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.
Section I.5.
“Active Ingredient” means those active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies). Drug delivery vehicles, adjuvants and excipients will not be deemed to be Active Ingredients.
Section I.6.
“ADC” means an antibody drug conjugate whereby [*]
Section I.1.
“Adverse Event” or “AE” has the meaning set forth in the PRC Measures for the Administration of Reporting and Surveillance of Drug Adverse Events (effective as of July 1, 2011) or the equivalent applicable Laws in any relevant Region, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.
Section I.2.
“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interests of such Person.
Section I.3.
“Agreement” has the meaning set forth in the Preamble.
Section I.4.
“Alliance Manager” has the meaning set forth in Section 7.6(a).
Section I.5.
“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the US Foreign Corrupt Practices Act (FCPA), the Anti-Unfair Competition Law of the PRC and the Criminal Law of the PRC, and similar laws governing corruption and bribery, whether public, commercial or both, including industry codes dealing with government procurement, conflicts of interest, corruption or bribery, in each case to the extent applicable in the applicable country, region or territory.
Section I.6.
“Auditor” has the meaning set forth in Section 8.7(a).
Section I.7.
“Binding Orders” has the meaning set forth in Section 5.1(c).
Section I.8.
“BioNova” has the meaning set forth in the Preamble.
Section I.9.
“BioNova Indemnified Party” has the meaning set forth in Section 12.1.

Section I.10.
“BioNova Technology” means any and all Sole Inventions and interest in any Joint Inventions or Joint Patents that are Controlled by BioNova or any of its Affiliates or its or their Sublicensees at any time during the Term that are necessary or reasonably useful to Develop, Manufacture or Commercialize, or otherwise to research, make, have made, use, offer for sale, sell, have sold, and import the Licensed Compound or Licensed Products.
Section I.11.
“Biosimilar Product” means with respect to a particular Licensed Product sold by BioNova or any of its Affiliates or Sublicensees in a Region in the Territory, a product sold by a Third Party (other than a Sublicensee or any other Third Party in a chain of distribution originating from BioNova or any of its Affiliates or Sublicensees) in such Region in the Territory that (a) (i) [*], or (ii) [*], and (b) [*].
Section I.12.
“Breaching Party” has the meaning set forth in Section 14.3(a).
Section I.13.
“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in each of Shanghai, Hong Kong, and New York are open for business.
Section I.14.
“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.
Section I.15.
“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2021, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.
Section I.16.
“Change of Control” means, with respect to a Person, (a) a merger, reorganization or consolidation of such Person with a third party that results in the voting securities of such Person outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Person, or (c) the sale or other transfer to a third party of all or substantially all of such Person’s assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Person (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Person will not be deemed a “Change of Control” for purposes of this Agreement.

Section I.17.
“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.
Section I.18.
“Clinical Supply” has the meaning set forth in Section 5.1.
Section I.19.
“Clinical Transfer Price” has the meaning set forth in Section 5.1.
Section I.20.
“CMC” means the information referred to as “Chemistry, Manufacturing and Controls” information pertaining to a Licensed Product as may be required by a Regulatory Authority to be included or referenced in any IND for a candidate Licensed Product or in any application for Marketing Authorization with respect to such Licensed Product, provided it is understood that any information relating to Expression Technology shall be provided through the Disclosure Process.
Section I.21.
“CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world, except that required access by any Regulatory Authority in any country or region in the Territory to any information relating to Expression Technology shall be provided through the Disclosure Process.
Section I.22.
“Code” means Title 11 of the U.S. Code.
Section I.23.
“Combination” means any Combination Product or Combination Therapy.
Section I.24.
“Combination Product” means a product that (a) [*]; or (b) [*].
Section I.25.
“Combination Therapy” means any therapy or treatment regimen that comprises, or is a combination of (a) a Licensed Product, and (b) [*], where (a) and (b) [*]
Section I.26.
“Commercial Supply Agreement” has the meaning set forth in Section 5.2.
Section I.27.
“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), packaging and having packaged, labeling, bidding, tendering and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including the Licensed Product), but not including Development or Manufacturing.
Section I.28.
“Commercially Reasonable Efforts” means, in respect of a Party’s obligation under this Agreement, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a company in the biopharmaceutical industry of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Licensed Product and taking into account all materially relevant factors, including the intellectual property protection of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, market exclusivity, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.
Section I.29.
“Competitive Product” means [*]
Section I.30.
“Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement or disclosed in connection with the Confidentiality Agreement, and (b) the terms and conditions of this Agreement, which are the Confidential Information of each Party; provided, however, that Confidential Information will not include information that:

(i) is published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement on the part of the receiving Party;

(ii) is in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party; or

(iv) is independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

Section I.31.
“Confidentiality Agreement” means that certain mutual nondisclosure agreement by and between BioNova and Sutro, effective as of February 11, 2021.
Section I.32.
“Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturing organization.
Section I.33.
“Contract Research Organization” or “CRO” means any Third Party contract research organization.
Section I.34.
“Contract Sales Organization” or “CSO” means any Third Party contract sales organization.

Section I.35.
“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Party or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without breaching the terms of any agreement with a Third Party.
Section I.36.
“Cover,” “Covering” or “Covered” means, when referring to the Licensed Product: (a) with respect to an issued Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the manufacture, use, sale, offer for sale or import by such Person, or the conduct of any other specified activity by such Person, with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the manufacture, use, sale, offer for sale or import by such Person, or the conduct of any other specified activity by such Person, with respect to such Licensed Product would infringe such claim if such patent application were to issue as a patent.
Section I.37.
“Defect” has the meaning set forth in Section 5.1(g).
Section I.38.
“Development,” “Developing” or “Develop” means non-clinical, pre-clinical and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, performance of Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant compound (including the Licensed Compound) or product (including the Licensed Product) to conduct such Development activities. Development will not include Commercialization activities or Manufacturing.
Section I.39.
“Development Milestone Event” has the meaning set forth in Section 8.2.
Section I.40.
“Development Milestone Payment” has the meaning set forth in Section 8.2.
Section I.41.
“Development Plans” has the meaning set forth in Section 4.2.
Section I.42.
“Disclosure Process” means, with respect to the disclosure of any information relating to Expression Technology, provision of such information (a) via a right of reference to a drug master file (or DMF) (or its equivalent in the applicable country or region in the Territory) filed by Sutro in the applicable country or region in the Territory or (b) directly to a Regulatory Authority by Sutro or a Third Party CRO mutually agreed by the Parties, in each case without disclosure to, or access by, BioNova or any of its Affiliates of any such information.
Section I.43.
“Dollars” or “US$” means United States dollars.

Section I.44.
“Effective Date” has the meaning set forth in the Preamble.
Section I.45.
“Expression Technology” means [*]
Section I.46.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
Section I.47.
“Field” means [*]
Section I.48.
“First Commercial Sale” means with respect to the Licensed Product in any Region in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Region after the Marketing Authorization for such Licensed Product has been obtained in such Region.
Section I.49.
“Force Majeure Event” has the meaning set forth in Section 16.9.
Section I.50.
“Fully Burdened Manufacturing Cost” means the cost of Manufacturing the Licensed Product. Fully Burdened Manufacturing Costs will be a “standard cost” per unit (calculated annually), comprised of the following elements calculated in accordance with the applicable Accounting Standards, as consistently applied across Sutro’s or BioNova’s organization (as applicable) and with respect to Sutro’s or BioNova’s other products (as applicable): (a) [*] (b) [*], (c) [*] (d) [*], (e) [*] (f) [*] and (g) [*]. To the extent that Licensed Products are sourced by Sutro from one or more CMOs engaged by Sutro, Sutro’s Fully Burdened Manufacturing Costs will be [*], and to the extent any Licensed Products are sourced by a Selling Party from another Person, such Selling Party’s Fully Burdened Manufacturing Costs of such Licensed Products will be [*]. For clarity, [*]
Section I.51.
“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals effective as of July 1, 2020 and its subsequent amendments, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
Section I.52.
“Global Development Plan” has the meaning set forth in Section 4.2.
Section I.53.
“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the PRC Good Laboratory Practice effective as of September 1, 2017, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and

Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant Region and other organizations and governmental agencies in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.
Section I.54.
“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) Pharmaceutical Good Manufacturing Practice of the PRC effective as of March 1, 2011 and its appendices, and all relevant NMPA guidelines and regulations, (d) the principles detailed in the applicable ICH guidelines, (e) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection and (f) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time. For clarity, applicable GMP will include the GMP in the Region where Licensed Products are intended to be used or sold.
Section I.55.
“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.
Section I.56.
“Gross Profit” means, for specific units of Licensed Product sold during a particular time period, (a) the Net Sales arising from such Licensed Product sales minus (b) the Selling Party’s Fully Burdened Manufacturing Costs and Other Costs of such Licensed Product, in all instances solely to the extent actually paid or incurred by BioNova, its Affiliate, or its Sublicensee (as appropriate) and not otherwise reimbursed or deducted more than once (i.e. not ‘double counted’).
Section I.57.
“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
Section I.58.
“IND” means any (a) Investigational New Drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, or (b) any comparable filings outside the U.S. required to commence human clinical trials in such country or Region (such as an application for clinical trial authorization or clinical trial approval in the Territory), and all supplements or amendments that may be filed with respect to the foregoing.
Section I.59.
“IND-Enabling Studies” means the non-clinical pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.
Section I.60.
“Indemnified Party” means a Person entitled to indemnification under ARTICLE XII.
Section I.61.
“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE XII.

Section I.62.
“Indication” means, with respect to a particular compound or product, the use of such compound or product for treatment of: (a) [*]; or (b) [*]. For clarity, (i) [*]; (ii) [*]; and (iii) [*]
Section I.63.
“Initial Clinical Supply” has the meaning set forth in Section 5.1(a).
Section I.64.
“Infringement” has the meaning set forth in Section 9.3(a).
Section I.65.
“Infringement Action” has the meaning set forth in Section 9.3(b).
Section I.66.
“Infringement Claim” has the meaning set forth in Section 9.4.
Section I.67.
“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.
Section I.68.
“Joint Global Study” has the meaning set forth in Section 4.5.
Section I.69.
“Joint Patents” has the meaning set forth in Section 9.1(b).
Section I.70.
“Joint Inventions” has the meaning set forth in Section 9.1(b).
Section I.71.
“JSC” has the meaning set forth in Section 7.1.
Section I.72.
“Know-How” means all proprietary chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information (including scientific, technical or regulatory information), data, documentation, processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical, clinical, and other data, clinical dossiers, or other know-how, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies, whether patentable or otherwise.
Section I.73.
“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
Section I.74.
“Licensed Compound” means (a) STRO-001, an ADC the chemical structure of which is described in Exhibit A, (b) [*], and (c) [*]
Section I.75.
“Licensed Know-How” means any and all Know-How that is Controlled by Sutro or any of its Affiliates as of the Effective Date or at any time during the Term (including any Regulatory Filings, all information and data contained in Regulatory Filings, CMC Data, and interest in any Joint Inventions) that is necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise to research, make, have made, use, offer for sale, sell, have sold, and import the Licensed Compound or Licensed Products; provided that with respect to all Licensed Know-How comprising Expression

Technology that is not publicly available, access provided by Sutro to BioNova thereto shall be limited to the Disclosure Process. For the avoidance of doubt, Licensed Know-How includes the dossier of the Licensed Products and all documents and materials.
Section I.76.
“Licensed Mark(s)” means any Trademark(s) that Sutro or its Affiliates registers with a Governmental Authority in any Region in the Territory is used or intended to be used in connection with the Commercialization of a Licensed Product. Licensed Marks as of the Effective Date are set forth in Exhibit B.
Section I.77.
“License Option” has the meaning set forth in Section 2.1.
Section I.78.
“License Option Payment” has the meaning set forth in Section 2.2.
Section I.79.
“License Option Exercise Notice” has the meaning set forth in Section 2.5.
Section I.80.
“License Option Exercise Payment” has the meaning set forth in Section 8.1.
Section I.81.
“License Option Exercise Period” has the meaning set forth in Section 2.5.
Section I.82.
“Licensed Patents” means any and all Patent Rights that are Controlled by Sutro or any of its Affiliates as of the Effective Date or at any time during the Term (including any interest in any Joint Patents) that (a) are set forth in Exhibit C, (b) are necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise to research, make, have made, use, offer for sale, sell, have sold, and import the Licensed Compound or Licensed Products, or (c) Cover any Licensed Know-How; provided that with respect to all Licensed Patents comprising Expression Technology that is not publicly available, access provided by Sutro to BioNova thereto shall be limited to the Disclosure Process. Licensed Patents as of the Effective Date are set forth in Exhibit C.
Section I.83.
“Licensed Product” means any product containing a Licensed Compound (whether alone as the sole Active Ingredient or as a monotherapy or as part of a Combination), in any form, presentation, formulation or dosage form.
Section I.84.
“Licensed Technology” means collectively Licensed Patents and Licensed Know-How.
Section I.85.
“Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.
Section I.86.
“Manufacture,” “Manufactured” or “Manufacturing” means all activities related to the manufacture or production of the Licensed Compound or Licensed Product, including the production of any of the following to the extent used in the Licensed Product: any drug substance produced in bulk form for use as an Active Ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.
Section I.87.
“Manufacturing License” has the meaning set forth in Section 5.6.
Section I.88.
“Manufacturing Requirements” has the meaning set forth in Section 5.1(e).
Section I.89.
“Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses and approvals (or waivers) required for the Commercialization of the Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.
Section I.90.
“NDA” means a new drug application or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a pharmaceutical product in any particular jurisdiction.
Section I.91.
“Net Sales” means all amounts invoiced on sales by BioNova or any of its Affiliates or its or their Sublicensees (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) (the “Selling Party”) for any Licensed Product sold to Third Parties other than Sublicensees less the following deductions in each case solely to the extent reasonable, customary, allocable and actually taken or applied:

(a) discounts (including trade, cash and quantity discounts), cash and non-cash coupons, charge back payments and rebates granted to managed health care organizations, hospitals, pharmacies, or group purchasing organizations, or to federal, state and local governments, their agencies, and purchasers and reimbursors or to customers or required by applicable Law (including governmental medical assistance programs);

(b) credits, allowances, repayments, discounts to and chargebacks for claims, spoiled, damaged, or outdated goods, rejections or returns of the Licensed Products, including Licensed Products returned in connection with recalls or withdrawals;

(c) any sales, value added or similar taxes, insurance, custom duties, excise or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Selling Party, but not including any tax levied with respect to income;

(d) actual freight and insurance costs and other expenses incurred in distributing, warehousing, importing, handling and transporting the Licensed Product to distributors or customers;

(e) wholesaler’s stocking, inventory management or distribution fees; and

(f) amounts that are written off as uncollectible; provided that if any such written-off amounts are subsequently collected, such collected amounts will be included in Net Sales in the Calendar Quarter in which they are subsequently collected.

In the event that a Licensed Product is sold as a Combination, Net Sales, for the purposes of determining royalty payments on the Combination, will mean the gross amount collected for the Combination less the deductions set forth in clauses (a) - (f) above, multiplied by a proration factor that is determined as follows:

(i) If all active pharmaceutical components of the Combination were sold separately, the proration factor will be determined by the formula [*];

(ii) If the Licensed Product components containing only the Licensed Compound as their Active Ingredient are sold separately from the other component(s), but the other Active Ingredient components in such Combination are not sold separately, then the proration factor will be determined by the formula [*];

(iii) If the Licensed Product components containing only the Licensed Compound as their Active Ingredient are not sold separately from the other component(s), but the other Active Ingredient components in such Combination are sold separately, then the proration factor will be determined by the formula [*] or

(iv) If all Active Ingredient(s) of the Combination were not sold or provided separately, the proration factor will be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

With respect to the calculation of Net Sales:

(A) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party. The transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party (w) in connection with the Development or testing of a Licensed Product (including the conduct of Clinical Studies), (x) for purposes of distribution as promotional samples, (y) for indigent or similar public support or compassionate use programs, or (z) by and between BioNova and its Affiliates or its or their Sublicensees will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement;

(B) Net Sales (including deductions taken in accordance with subsections (a)-(f) above) shall be determined in accordance with the Accounting Standards or in the case of Sublicensees, such similar accounting principles, consistently applied; and

(C) Notwithstanding anything to the contrary in this Agreement, in no event (after accounting for deductions taken in accordance with subsections (a)-(f) above) shall Net Sales for a Licensed Product be lower than ‘net sales’ of such Licensed Product as reported in BioNova’s (or the applicable Affiliate’s or Sublicensee’s) publicly available financial statements or reports.

Section I.92.
“NMPA” means the National Medical Products Administration of the PRC (formerly known as the China Food and Drug Administration), or its successor.

Section I.93.
“Non-Breaching Party” has the meaning set forth in Section 14.3(a).
Section I.94.
“Non-Conforming Product” has the meaning set forth in Section 5.1(g).
Section I.95.
“Other Costs” means freight, import/export fees, taxes, and other charges associated with the supply or acquisition of a given order or quantity of Licensed Product calculated in accordance with the applicable Accounting Standards, as consistently applied across Sutro’s or BioNova’s organization (as applicable) and with respect to Sutro’s or BioNova’s other products (as applicable), and which charges are not included or otherwise accounted for in the costs, expenses and other charges tabulated in determining the Fully Burdened Manufacturing Cost for the same given order or quantity of Licensed Product.
Section I.96.
“Part 2 – STRO-001-BCM1 Phase 1 Study” means the Part 2 dose expansion of the STRO-001-BCM1 Phase 1 Study, as illustrated in the study design described in Exhibit D.
Section I.97.
“Party” means either Sutro or BioNova; “Parties” means Sutro and BioNova, collectively.
Section I.98.
“Patent Challenge” has the meaning set forth in Section 14.3(d).
Section I.99.
“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, and (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.
Section I.100.
“Periodic Updates” has the meaning set forth in Section 2.3.
Section I.101.
“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.
Section I.102.
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.10.
Section I.103.
“Phase 1 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in the Territory.
Section I.104.
“Phase 1/2 Study” means a Clinical Study of the Licensed Product conducted by or on behalf of BioNova or its Affiliates in the Territory, as illustrated in the study design and development plan described in Exhibit E.

Section I.105.
“Phase 2 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in the Territory.
Section I.106.
“Phase 3 Study” means a Clinical Study of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in the Territory.
Section I.107.
“Pivotal Study” means any (a) Phase 3 Study, or (b) other Clinical Study (or any arm thereof) in humans of a pharmaceutical or biologic product, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional clinical trial to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an Marketing Authorization application in such jurisdiction (including any bridging study).
Section I.108.
“PRC” means the People’s Republic of China, [*].
Section I.109.
“Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product in a given Region in the Territory in such jurisdiction in the Field in the Territory.
Section I.110.
“Purchase Order” has the meaning set forth in Section 5.1(c).
Section I.111.
“Quality Agreement” has the meaning set forth in Section 5.1(j).
Section I.7.
“Region” means each of the PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.
Section I.8.
“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be required.
Section I.9.
“Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Licensed Product for sale or marketing in any country(ies) or Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s).
Section I.10.
“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product in a Region, including the National Medical Products Administration (formerly the China Food and Drug Administration) in the PRC.
Section I.11.
“Regulatory Data Exclusivity” means with respect to a Licensed Product in a Region, the period of time during which (a) a Party or its Affiliate or Sublicensee has been granted the exclusive legal right by a Regulatory Authority in such Region to market and sell the Licensed Product; and (b) the data and information submitted by a Party or its Affiliate or Sublicensee to the relevant Regulatory Authority in such Region for purposes of obtaining Regulatory Approval may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval of any product by a Third Party in such Region.
Section I.12.
“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to the Licensed Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
Section I.13.
“Regulatory Standards” means all laws, ordinances, rules and regulations applicable to the Manufacturing of Licensed Product or any aspect thereof, including (a) all applicable Laws; (b) GMP, and (c) the applicable rules and regulations promulgated under or by the NMPA or any other applicable Regulatory Authority, in each of the above cases, as may be amended from time to time.
Section I.14.
“Required Manufacturing Changes” has the meaning set forth in Section 5.1(f).
Section I.15.
“Royalty Term” has the meaning set forth in Section 8.4(b).
Section I.16.
“Safety Data” means any Adverse Event information from Clinical Studies and all results from non-clinical safety studies, including toxicology and carcinogenicity data (if any), with respect to the Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.
Section I.17.
“Sales Milestone Event” has the meaning set forth in Section 8.3.
Section I.18.
“Sales Milestone Payment” has the meaning set forth in Section 8.3.
Section I.19.
“Sell-Off Period” has the meaning set forth in Section 14.4(f)(i).
Section I.20.
“Senior Officers” means, (a) with respect to BioNova, [*] and (b) with respect to Sutro, [*]. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

Section I.21.
“SIAC” has the meaning set forth in Section 15.2.
Section I.22.
“SIAC Rules” has the meaning set forth in Section 15.2.
Section I.23.
“Specifications” means the specifications for the Licensed Product set forth in the Quality Agreement.
Section I.24.
“Sole Inventions” has the meaning set forth in Section 9.1(b).
Section I.25.
“STRO-001-BCM1 Phase 1 Study” means the STRO-001-BCM1 Phase 1 Study (ClinicalTrials.gov Identifier: NCT03424603) being conducted by Sutro in the US, as illustrated in the study design set forth in Exhibit D.
Section I.26.
“Subcontract” has the meaning set forth in Section 3.2(b).
Section I.27.
“Subcontractor” has the meaning set forth in Section 3.2(b).
Section I.112.
“Sublicense” means a grant of rights from BioNova to a Sublicensee under any of the rights licensed to BioNova by Sutro under Section 3.1 and Section 3.4.
Section I.113.
“Sublicensee” means, with respect to a Party, a Third Party sublicensee of rights granted to such Party under this Agreement or a Third Party licensee of rights with respect to the Licensed Product, which rights are retained by such Party under this Agreement with respect to such Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).
Section I.114.
“Sutro” has the meaning set forth in the Preamble.
Section I.115.
“Sutro Indemnified Party” has the meaning set forth in Section 12.2.
Section I.116.
“Tax Withholdings” has the meaning set forth in Section 8.8.
Section I.117.
“Term” has the meaning set forth in Section 14.1.
Section I.118.
“Territory” means one or more or all of the following Regions: PRC, Macau, Hong Kong, and Taiwan, in each case as the context may require.
Section I.119.
“Territory-Specific Development Plan” has the meaning set forth in Section 4.2.
Section I.120.
“Third Party” means any Person other than a Party or any of its Affiliates.
Section I.121.
“Third Party Blocking IP” has the meaning set forth in Section 8.6(a).
Section I.122.
“Third Party Claim” has the meaning set forth in Section 12.3(a).
Section I.123.
“Third Party Losses” means Losses resulting from an Action by a Third Party.

Section I.124.
“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.
Section I.125.
“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.
Section I.126.
“Upstream Licenses” means any and all agreements between Sutro or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Sutro has (a) in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How or (b) agreed to provisions that would require BioNova to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development or Commercialization of Licensed Products in the Field in the Territory.
Section I.127.
“Upstream Licensor” means a Third Party that is party to an Upstream License.
Section I.128.
“Valid Claim” means either: (a) a claim Covering the composition of matter or the method of use of the Licensed Compound or Licensed Product included within an issued and unexpired patent included in the Licensed Patents that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been irrevocably or unappealably held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim Covering the composition of matter of the Licensed Compound or Licensed Product [*] included within the Licensed Patents, in each case, that has neither been irretrievably cancelled, withdrawn or abandoned without the possibility of appeal or refiling; provided, however, that Valid Claim will exclude any such pending claim in a patent application that has not been granted within [*] years following the earliest priority filing date for such application.
ARTICLE II

LICENSE OPTION
Section I.28.
Grant of License Option. Sutro hereby grants to BioNova or its designated Affiliate an exclusive option as described in this ARTICLE II to obtain the license grant set forth in Section 3.1 below and other related rights under this Agreement (the “License Option”).
Section I.29.
License Option Payment. In consideration of the License Option granted by Sutro to BioNova hereunder, within [*] immediately following the Effective Date and BioNova’s receipt of an invoice from Sutro, BioNova will pay to Sutro Four Million Dollars (US$4,000,000) (the “License Option Payment”). The License Option Payment will be non-creditable and non-refundable [*]
Section I.30.
Periodic Updates. On a periodic basis and on an ad-hoc basis, as frequently as the Parties reasonably determine would be helpful in BioNova’s decision regarding the License Option, but in any event no less frequently than [*], Sutro will disclose and provide updates to BioNova of the available clinical data from the STRO-001 BCM1 Phase 1 Study (the “Periodic Updates”) and the Parties will discuss in good faith such updates and the progress of the STRO-001 BCM1 Phase 1 Study.

Section I.31.
Phase 1/2 Study.
(A)
Responsibility. BioNova will use Commercially Reasonable Efforts to conduct the Phase 1/2 Study in the PRC.
(B)
Phase 1/2 Study Milestone. BioNova (directly, or through its Affiliates, or its or their contractors) will use Commercially Reasonable Efforts to [*]; provided (i) [*] (ii) [*] and (iii) [*]
(C)
License. Subject to the terms and conditions of this Agreement, Sutro hereby grants to BioNova and its Affiliates an exclusive (even with respect to Sutro and its Affiliates), sublicensable (to Affiliates only, subject to Section 3.2(a)), non-transferable (except as provided in Section 16.1), royalty-free license under the Licensed Technology to Develop and otherwise use, distribute, and import the Licensed Products in the Field in the Territory solely to conduct the Phase 1/2 Study in the Territory.
(D)
Right of Reference. Sutro, on behalf of itself and its Affiliates and its and their Sublicensees, hereby grants to BioNova and its Affiliates, a right of reference to use, and will provide BioNova and its Affiliates with access to, any and all Regulatory Filings and Regulatory Approvals (including all data therein) owned or otherwise Controlled by Sutro, its Affiliates, and its and their Sublicensees that are necessary or reasonably useful to conduct the Phase 1/2 Study in the Territory, provided however that BioNova’s access to any Expression Technology will be provided through the Disclosure Process, with which BioNova will provide its assistance upon Sutro’s request.
(E)
Subcontracting. Section 3.2 and Section 3.3 will apply to BioNova’s engagement of Subcontractors in connection with the conduct of the Phase 1/2 Study.
(F)
Transfer of Licensed Know-How. Within [*] and as promptly as reasonably practicable after the Effective Date, Sutro will disclose and make available to BioNova the Licensed Know-How and Regulatory Filings Controlled by Sutro or its Affiliates that exist as of the Effective Date and are reasonably necessary for BioNova to prepare the Regulatory Filings required by the NMPA and conduct the Phase 1/2 Study in the Territory. Sutro may make such Licensed Know-How and Regulatory Filings available in such reasonable form as is maintained by Sutro or its Affiliates or Sublicensees and reasonably acceptable for use in certain Development activities in the Territory as contemplated by this Section 2.4. Sutro will provide BioNova with reasonable access to Sutro’s or its Affiliates’ personnel involved in the Development or Manufacture of such Licensed Compound and Licensed Product, either in-person at Sutro’s or its Affiliates’ facilities or by teleconference, at no cost and expense to BioNova, as reasonably necessary for use of such Licensed Know-How and Regulatory Filings as contemplated under this Section 2.4. BioNova acknowledges and agrees that any Know-How relating to the Manufacture of the Licensed Product beyond what is reasonably required for the Regulatory Filings (portions of which relate to the Expression Technology will be provided through the Disclosure Process), will be provided only after BioNova has exercised the License Option and only pursuant to the terms and conditions of the Commercial Supply Agreement.
(G)
Clinical Supply. Section 5.1 will apply to the Clinical Supply of the Licensed Product by Sutro to BioNova for the conduct of the Phase 1/2 Study. Except in the event BioNova exercises the License Option, BioNova will not use such Clinical Supply for any other purpose.

Section I.32.
Exercise of License Option. BioNova or its designated Affiliate will have the right to exercise or not exercise, for any or no reason in its sole discretion, the License Option. BioNova or its designated Affiliate may exercise the License Option by (a) providing to Sutro written notice of its exercise of the License Option (such notice, the “License Option Exercise Notice”) at any time during the period commencing on the Effective Date until the earlier to occur of the following: (i) [*] following BioNova’s completion [*] in the dose expansion portion, and (ii) [*](such period, the “License Option Exercise Period”), and (b) paying in full to Sutro the License Option Exercise Payment pursuant to Section 8.1. In the event that BioNova or its designated Affiliate has not provided Sutro with a License Option Exercise Notice and paid the License Option Exercise Payment prior to the expiration of the License Option Exercise Period, then the License Option and this Agreement will automatically expire without any further action of the Parties and Sutro will thereafter retain the exclusive right to Develop, Manufacture and Commercialize and otherwise make, have made, use, offer for sale, sell, have sold, and import the Licensed Compounds and Licensed Products, in all fields including in and outside of the Field, and throughout the world including in and outside of the Territory, whether on its own or in collaboration with a Third Party, and Sutro will have no further obligation or liability to BioNova whatsoever in respect of the License Option or otherwise under this Agreement.
Section I.33.
Effect of License Option Exercise. Except for this ARTICLE II, ARTICLE VIII (solely with respect to the License Option Payment), ARTICLE X, ARTICLE XI, ARTICLE XIII, ARTICLE XV, ARTICLE XVI, Section 3.8, Section 5.1 (as necessary to effectuate Section 2.4(g)), Section 5.3 (as necessary to effectuate Section 2.4(g)), Section 5.4 (as necessary to effectuate Section 2.4(g)), Section 14.3(b)(i), and the provisions of ARTICLE I and the other provisions of this Agreement necessary to give effect to such provisions, which will be effective as of the Effective Date and will continue in full force until the earlier of BioNova’s exercise of the License Option (in which case, Section 14.1 will apply to all the provisions of this Agreement) or the expiration of the License Option, the provisions of this Agreement will not be effective unless and until BioNova exercises the License Option in accordance with the terms and conditions of this ARTICLE II. In the event, during the License Option Exercise Period, BioNova or its designated Affiliate provides to Sutro the License Option Exercise Notice stating that BioNova wishes to exercise the License Option, (a) BioNova will pay Sutro the License Option Exercise Payment pursuant to Section 8.1 and (b) as of the date of such License Option Exercise Notice, the license grant set forth in Section 3.1 and the remaining provisions of this Agreement that are not then-currently in effect will be automatically effective without any further action of the Parties.
Section I.34.
Sutro Obligations in Support of Option. During the License Option Exercise Period, Sutro will not, and will cause its Affiliates not to, license, assign, transfer, sell, encumber or otherwise grant to any Third Party any rights under the Licensed Technology or to Develop or Commercialize the Licensed Compound or Licensed Product in any manner that would conflict with, restrict, or limit BioNova’s rights under the License Option, right to conduct the Phase 1/2 Study under this ARTICLE II, and the right to obtain the licenses and rights under Sutro’s rights in the Licensed Technology with respect to Licensed Compounds and Licensed Products as contemplated under the License Option as set forth in this ARTICLE II. As of the Effective Date, Sutro intends to [*] In the event (a) * or (b) [*]

ARTICLE III

LICENSE GRANTS
Section I.35.
License Grant to BioNova. Subject to the terms and conditions of this Agreement, Sutro hereby grants to BioNova and its Affiliates an exclusive (even with respect to Sutro and its Affiliates), sublicensable (subject to Section 3.2(a)), non-transferable (except as provided in Section 16.1), royalty-bearing license under the Licensed Technology to Develop (subject to this Section 3.1), Commercialize and otherwise use, offer for sale, sell, have sold, and import the Licensed Compounds and Licensed Products in the Field in the Territory. Notwithstanding the foregoing sentence, Sutro shall have the right to conduct Development in the Territory with respect to the Licensed Compounds and Licensed Products provided that during the Term, Sutro will first furnish to BioNova a written outline of its intended Development activities in the Territory and provide BioNova a reasonable opportunity to participate in such proposed activities. If no understanding is reached after a reasonable period of discussion with BioNova, Sutro will be entitled, notwithstanding the exclusive license grant above, to proceed with Development activities in the Territory if such Development activities would not, or would not reasonably be expected to, materially negatively impact BioNova’s Development or Commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory, and in such event, Sutro will keep BioNova reasonably informed of the Development activities occurring in the Territory. The Parties agree the technology transfer and license agreement referenced in Section 5.5 will (a) [*], and (b) [*]
Section I.36.
Sublicensing and Subcontracting.
(A)
BioNova Right to Sublicense. Subject to the terms and conditions of this Agreement, BioNova may grant Sublicenses of (i) any and all rights granted to BioNova by Sutro under this Agreement, including pursuant to Section 3.1 and Section 3.4, to its Affiliates (through multiple tiers) with prior notice to Sutro but without Sutro’s prior written approval or consent, (ii) any and all rights granted to BioNova by Sutro under this Agreement, including pursuant to Section 3.1 and Section 3.4, with respect to Hong Kong, Macau, and Taiwan, to any Third Party with prior notice to Sutro but without Sutro’s prior written approval or consent, and (iii) any and all rights granted to BioNova by Sutro under this Agreement, including pursuant to Section 3.1 and Section 3.4, with respect to the PRC, to any Third Party with Sutro’s prior written approval (not to be unreasonably withheld, delayed or conditioned). All such Sublicenses granted to BioNova’s Affiliates will be subject to any and all rights of Sutro under this Agreement and will subsist only for so long as such Sublicensee remains an Affiliate of BioNova.
(B)
BioNova Right to Sublicense Subcontractors. Subject to the terms and conditions of this Agreement, BioNova may engage Third Party subcontractors engaged to provide contract research services (i.e. a CRO), contract manufacturing services (i.e. a CMO), or contract sales services (i.e. a CSO) in connection with this Agreement to Develop, Manufacture and/or Commercialize the Licensed Compound and Licensed Product (each, a “Subcontract”, and the Person so engaged, a “Subcontractor”), without prior notice to Sutro and without Sutro’s prior written approval or consent.
(C)
Sublicense and Subcontract Requirements. Each Sublicense and Subcontract shall be consistent with the terms and conditions of this Agreement and shall contain the following additional terms and conditions:

(i)
requiring each Sublicensee and Subcontractor to protect and keep confidential any Confidential Information of the Parties in accordance with ARTICLE X of this Agreement;
(ii)
requiring each Sublicensee and Subcontractor to provide BioNova with Control of all Patent Rights and rights in Know-How and other intellectual property rights in any and all Inventions developed by such Sublicensee or Subcontractor so that BioNova is fully enabled to fulfill its obligations under Section 3.5 and Section 9.1;
(iii)
restricting each Sublicensee from granting a further sublicense of any Licensed Technology (except as expressly provided in the case of sublicenses to BioNova’s Affiliates pursuant to Section 3.2(a)(i) or with Sutro’s prior written consent); and
(iv)
not imposing any obligation or liability upon Sutro.
(D)
BioNova Responsible and Liable. BioNova shall remain directly responsible and liable for all of its obligations under this Agreement that have been delegated or sublicensed to any Sublicensee or Subcontractor. Any conduct by a Sublicensee or Subcontractor that would have constituted a breach of this Agreement if such conduct had been by BioNova shall be imputed to BioNova and be deemed a breach of this Agreement. BioNova must not grant a Sublicense or Subcontract to any Third Party Sublicensee or Subcontractor who has been debarred or disqualified by a Regulatory Authority (as more fully detailed in Section 11.4).
(E)
Copies of Sublicense Agreements. Within [*] after the grant of each Sublicense that is not related to the engagement of a CRO, CMO, CSO, or other Subcontractor, BioNova shall provide to Sutro a copy of the Sublicense agreement, which agreement may be redacted with respect to sensitive financial terms, provided that the extent of such redactions are consistent with the United States Securities and Exchanges Commission’s requirements and guidelines governing redaction of information from material contracts.
(F)
Sublicense Survival. Upon the termination of this Agreement, at the written request of any Third Party Sublicensee of BioNova that is granted a Sublicense to Commercialize in the Territory or any Region thereof and which Sublicensee is not then in breach of its Sublicense agreement, Sutro agrees to consider in good faith entering into a direct license agreement with such Sublicensee under substantially the same terms and conditions of this Agreement (except for ARTICLE II), mutatis mutandis, such substitute Sublicense agreement, subject to agreement by Sutro and such Sublicensee, to be effective from and after the date of such written request so as to avoid a gap in the Sublicensee’s rights.
Section I.37.
Performance by Independent Contractors. BioNova may contract or delegate any portion of its obligations hereunder to a contractor (including a Subcontractor) subject to the terms and condition of the applicable provisions of Section 3.2 and Section 16.8.
Section I.38.
Right of Reference. Each Party, on behalf of itself and its Affiliates and its and their Sublicensees, hereby grants to the other Party, its Affiliates, and its and their Sublicensees, a right of reference to use, and will provide the other Party, its Affiliates, and its and their Sublicensees with access to, any and all Regulatory Filings and Regulatory Approvals (including all data therein) owned or otherwise Controlled by the first Party, its Affiliates, and its and their Sublicensees that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of the Licensed Compound or Licensed Products in the Field in the other Party’s territory, provided however that BioNova’s access to any Expression Technology for such Regulatory Filings will be provided through the Disclosure Process, with which BioNova will provide its assistance upon Sutro’s request.
Section I.39.
License Grant to Sutro. During the Term, BioNova hereby grants to Sutro a non-exclusive, fully paid-up, royalty-free, sublicensable (through multiple tiers), transferable license under the BioNova Technology to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Field and in and outside the Territory, subject to the rights of BioNova under the licenses granted to it during the Term.
Section I.40.
Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party, or its Affiliates to the other Party under this Agreement are hereby reserved. Notwithstanding anything to the contrary set forth in this Agreement, Sutro retains the right (on behalf of itself, its Affiliates and its licensees (other than BioNova), and its and their Sublicensees) under the Licensed Technology, with the right to grant licenses and sublicenses through multiple tiers, to Manufacture and have Manufactured the Licensed Compounds and Licensed Products anywhere in the world, including in the Territory, (a) for supply to and use by BioNova as contemplated under this Agreement or the Commercial Supply Agreement, or (b) for any and all uses outside the Territory including by Sutro, its Affiliates and its licensees (other than BioNova) and its and their Sublicensees). Neither Party nor any of its Affiliates will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.
Section I.41.
No Inconsistent Third Party Agreements. During the Term, each Party will not, and will cause its Affiliates and its and their Sublicensees not to, sell, license or engage in any other transaction or action relating to any (a) intellectual property or (b) any Regulatory Filing, Regulatory Approval, Marketing Authorization and all corresponding documentation, in each case ((a) and (b)), in any way that would contravene, adversely affect or be inconsistent or in conflict with the rights of the other Party or the obligations of the other Party under this Agreement, or agree to do any of the foregoing.
Section I.42.
Transfer of Licensed Know-How.
(G)
Initial Technology Transfer. As promptly as reasonably practicable after the Effective Date, but no later than [*] thereafter, Sutro will disclose and make available to BioNova the Licensed Know-How and Regulatory Filings Controlled by Sutro or its Affiliates that exist as of the Effective Date and are reasonably necessary for BioNova to prepare the Regulatory Filings required by the NMPA and execute the Territory-Specific Development Plan. Sutro may make such Licensed Know-How and Regulatory Filings available in such reasonable form as maintained by Sutro or its Affiliates or Sublicensees and reasonably acceptable to BioNova. Sutro will provide BioNova with reasonable access to Sutro’s or its Affiliates’ personnel involved in the Development or Manufacture of such Licensed Compound and Licensed Product, either in-person at Sutro’s or its Affiliates’ facilities or by teleconference, [*] as reasonably necessary for BioNova to understand and use such Licensed Know-How and Regulatory Filings as contemplated under this Agreement. BioNova acknowledges and agrees that any Know-How relating to the Manufacture of the Licensed Product beyond what is reasonably required for the Regulatory Filings (portions of which relate to the Expression Technology will be provided through the Disclosure Process), will be provided only after BioNova has exercised the License Option and only pursuant to the terms and conditions of the Manufacturing License.
(H)
Updates. In addition, Sutro will provide updates throughout the Term to BioNova of any Know-How and Regulatory Filings that Sutro or its Affiliates comes to Control that constitutes Licensed Know-How (such updates to be made reasonably promptly after any Calendar Quarter in which such Know-How and Regulatory Filings comes into Control of Sutro or its Affiliates), and Sutro will (i) [*], make reasonably available to BioNova all such Licensed Know-How and Regulatory Filings Controlled by Sutro or its Affiliates and not previously provided to BioNova hereunder, and (ii) provide BioNova with reasonable access to Sutro’s or its Affiliates’ personnel involved in the Development or Manufacture of such Licensed Compound and Licensed Product, either in-person at Sutro’s or its Affiliates’ facilities or by teleconference, [*] as reasonably necessary for BioNova to understand and use such Licensed Know-How and Regulatory Filings as contemplated under this Agreement and reasonably necessary for BioNova to prepare the Regulatory Filings required by the NMPA and execute the Territory-Specific Development Plan.
Section I.43.
Exclusivity.
(I)
Obligations on Sutro. During the Term of this Agreement and subject to the terms and conditions of this Agreement, [*] anywhere in the Territory nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture or Commercialize [*] anywhere in the Territory.
(J)
Obligations on BioNova. During the Term of this Agreement and subject to the terms and conditions of this Agreement, neither BioNova nor any of its Affiliates nor Sublicensees will, directly or indirectly, Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory.
(K)
Change of Control Exception. Notwithstanding the provisions of the foregoing Section 3.9(a) and Section 3.9(b), if either Party undergoes a Change of Control with a Third Party who owns or has rights to a Competitive Product that is in ongoing clinical development or being marketed by such Third Party as of the date of the Change of Control that would cause such Party to be in breach of the foregoing Section 3.9(a) or Section 3.9(b) (as applicable) (each, an “Acquired Competing Product”), then such Party shall be deemed not to be in breach of the foregoing Section 3.9(a) or Section 3.9(b) (as applicable) as a result of the continued Development or Commercialization of any such Acquired Competing Product during the Term; provided that (i) such continued activities are conducted independently of the activities under this Agreement (including maintaining separate lab notebooks), (ii) no Know-How or Confidential Information of the other Party is provided to or shared with any personnel working on the Acquired Competing Product, and (iii) the Party undergoing such Change of Control implements firewalls, clean room procedures and other protections reasonably acceptable to the other Party that are designed to reasonably facilitate compliance with the foregoing clauses (i) and (ii).
ARTICLE IV

DEVELOPMENT
Section I.44.
Development Responsibilities in General.
(A)
Development Diligence. Sutro (directly, or through its respective Affiliates or its or their Sublicensees and contractors) will [*]. BioNova will not be deemed to be in breach of its obligations under this Section 4.1(a) to the extent it is prevented from or delayed in using Commercially Reasonable Efforts to perform an activity assigned to it in the Territory-Specific Development Plan as a result of the [*] or Sutro’s breach of any of its obligations under this Agreement or [*] under the Development Plans.
(B)
Development Responsibilities. Subject to the terms and conditions of this Agreement, including this ARTICLE IV, BioNova will have sole authority and discretion to, at its own expense, Develop the Licensed Product for the purpose of obtaining Regulatory Approval in the Field in the Territory. BioNova will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Territory-Specific Development Plan) and will keep Sutro reasonably informed as to the progress of such activities.
Section I.45.
Development Plans. BioNova has sole discretion to decide, finalize, and update from time to time, the development plan for Development in the Field in the Territory (the “Territory-Specific Development Plan”), and Sutro or its licensee outside the Territory has sole discretion to decide, finalize, and update from time to time, the development plan for Development outside of the Territory (the “Global Development Plan”, and together with the Territory-Specific Development Plan, the “Development Plans”). Notwithstanding the foregoing sentence, the Parties agree to coordinate and cooperate with each other on the preparation and updating of the Territory-Specific Development Plan through the JSC, and in particular, the Parties will discuss the Territory-Specific Development Plan, consider the other Party’s comments in good faith, and will use good faith efforts to make the Development Plans consistent in and outside the Territory, including in respect of requirements previously encountered by Sutro in its Development efforts outside of the Territory. To facilitate such coordination, each Party will provide a copy of the Development Plan for such Party’s territory to the other Party [*]
Section I.46.
Development Records and Reporting.
(C)
Records. BioNova will maintain complete and accurate records of all work conducted by BioNova in furtherance of seeking Regulatory Approval for the Licensed Product in the Field in the Territory including details of all Development activities planned, commenced and completed together with the associated data and results. [*]
(D)
Reporting. BioNova will provide to Sutro a written report [*], in English, describing in reasonable detail BioNova’s activities and progress related to the Development of, and pursuit of Regulatory Approval for, the Licensed Product in the Field in the Territory. BioNova will respond to Sutro’s [*]
Section I.47.
Development Costs. Except as otherwise provided in this Agreement, BioNova will be [*] including all [*] incurred by BioNova and its Affiliates.
Section I.48.
Global Development Plan and Joint Global Study. The Parties agree to consider the optimal regulatory pathway to achieve Marketing Authorization in the PRC, including the utility and appropriateness of conducting joint global Clinical Studies to which BioNova would contribute subjects; provided, however, any final decision to conduct clinical development outside of the Territory will remain in Sutro’s sole and absolute discretion. In the event that Sutro has decided to proceed with a global Clinical Study, both Parties will collaborate in good faith to assess the clinical development plan for the Territory. Following agreement [*] no less than the minimum number of subjects required by the applicable Regulatory Authorities in the applicable Region in the Territory, including the NMPA, for BioNova to qualify the Clinical Study for the Licensed Product to be conducted in the applicable Region in the Territory as part of the Joint Global Study (along with any data generated by the Joint Global Study outside the Territory) as a Pivotal Study in the applicable Region in the Territory. [*] The Global Development Plan will specify a budget for the Development activities. BioNova will be responsible for[*] as specified in the Global Development Plan. Sutro will be responsible for [*] as specified in the Global Development Plan.
Section I.49.
Regulatory Submissions and Approvals; Communications; Meetings.
(E)
Regulatory Filings and Approvals. BioNova, or its relevant Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all INDs and Regulatory Filings, and to apply for and maintain all INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals, in each case, for all Licensed Products in the Field in the Territory at BioNova’s cost and expense in the name of BioNova or any of its Affiliates and its or their Sublicensees; provided that (i) the Parties will [*] cooperate to effectuate this Section 4.6(a), and (ii) in the event that after the Parties’ [*], BioNova or any of its Affiliates, or its or their Sublicensees is unable under applicable Law to hold or become the legal and beneficial owner of the INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory in order to exercise its rights and perform its obligations under this Agreement, then, subject to reasonable advance notice and subject to the terms and conditions of this Section 4.6, only for so long as the foregoing legal inability subsists and subject to all reasonably applicable conditions and limitations: (A) Sutro will be the legal and beneficial owner of the INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory, (B) Sutro will designate BioNova or its Affiliates or its or their Sublicensees as Sutro’s regulatory agent and exclusive general distributor for the Licensed Products in the Field in the Territory, and (C) to the extent later permitted by applicable Laws, Sutro will cooperate with BioNova and its Affiliates and its or their Sublicensees, including transferring and assigning all INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals to BioNova or its Affiliates or its or their Sublicensees, to allow BioNova or its Affiliates or its or their Sublicensees to be the legal and beneficial owner of all INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory. Sutro understands and acknowledges that as of the Effective Date, BioNova intends to Develop and obtain Regulatory Approval of the Licensed Product in the PRC as an imported pharmaceutical product, and accordingly, the applicable Laws and practice of the applicable Regulatory Authority in the PRC as of the Effective Date require Sutro to be the holder of the IND and sponsor of the Clinical Trials of the Licensed Product conducted in the PRC and the holder and legal and beneficial owner of the IND and Regulatory Approvals for the Licensed Products as an imported pharmaceutical product in the PRC. Subject to the terms and conditions of this Agreement, BioNova will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the submitting and obtaining of INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals, as applicable, for the Licensed Products in the Field in the Territory from Regulatory Authorities or Governmental Authorities in the Territory, provided that, BioNova will conduct such activities (and any and all regulatory activities delegated to BioNova in this Agreement) (1) in its own name, if BioNova is the holder and legal and beneficial owner of the INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory, or (2) as the express and authorized regulatory agent of record for Sutro in the Field in the Territory, if Sutro is the legal and beneficial owner of the INDs, Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory, under which situation such actions will be taken on behalf of Sutro and for the benefit of BioNova in the Field in the Territory.
(F)
Regulatory Communications. Subject to applicable Laws and this Section 4.6, BioNova will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory. Subject to the other provisions in this ARTICLE IV, including Section 4.9, BioNova will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings for Licensed Products in the Field in the Territory, subject to the terms and conditions of this Agreement. BioNova will promptly notify Sutro of all material communications or correspondence with Regulatory Authorities with respect to the Licensed Product in the Field in the Territory that are received by BioNova from any Regulatory Authority or submitted by BioNova to any Regulatory Authority.
(G)
Regulatory Meetings. Until such time as BioNova obtains Regulatory Approval for the Licensed Product in the Field in the Territory, to the extent legally permissible and practicable, BioNova will provide Sutro with [*] of all material meetings with Regulatory Authorities (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding the Licensed Product if permitted by applicable Laws or the Regulatory Authority. At BioNova’s request, Sutro will cooperate and provide reasonable assistance to BioNova in connection with such meetings with Regulatory Authorities, including attending such meetings with Regulatory Authorities to the extent permitted under applicable Laws and by the Regulatory Authority, and BioNova [*] incurred by Sutro personnel in connection with any such attendance.
(H)
Termination or Suspension of Clinical Studies. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, the Parties hereby agree that BioNova may terminate or suspend any Clinical Study relating to the Licensed Product in the Field in the Territory, without the approval or consent of the JSC or the other Party, if (i) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (ii) following review and discussion with the JSC, BioNova believes in good faith that such termination or suspension is warranted because of observed efficacy or safety data or signals in the Clinical Studies. In either case, BioNova will notify Sutro in writing of such termination or suspension prior to public disclosure of such termination or suspension and promptly provide to Sutro a detailed report of the observations and assessments leading to such termination or suspension.
(I)
Regulatory Investigation or Inquiry. If any Regulatory Authority (i) contacts BioNova or its Affiliate or its or their Sublicensee with respect to the alleged improper Development, Manufacture, or Commercialization of any Licensed Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at BioNova’s or its Affiliate’s or its or their Sublicensee’s facilities used in the Development of the Licensed Product, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of BioNova or its Affiliate or its or their Sublicensee that could reasonably be expected to adversely affect any Development, Manufacture, or Commercialization activities with respect to the Licensed Product in or outside of the Territory, then BioNova will [*] Sutro in writing of such contact, inspection or notice with all material details available to BioNova.
Section I.129.
Delivery of Documentation. [*] during the Term, upon a Party’s reasonable request, the other Party will promptly provide the requesting Party with copies of all data and information (including communications with Regulatory Authorities, existing Regulatory Filings, and clinical and pre-clinical data and supporting documentation, in each case, in the form such data and information is maintained) relating to Licensed Products that are (i) Controlled by and in the possession of the other Party, its Affiliates or its Sublicensees and (ii) necessary or reasonably useful to support the requesting Party’s Development, Manufacture or Commercialization of, or Regulatory Approval or Marketing Authorization for, Licensed Products, in the case that BioNova is the requesting Party, in Field and the Territory, and in the case that Sutro is the requesting Party, outside the Territory.
Section I.130.
Development of the Licensed Products Outside the Territory. Subject to Section 4.9, Sutro retains the exclusive right and will be solely responsible and have sole discretion and control over the Development activities (including regulatory activities) of the Licensed Products anywhere in the world other than in the Territory. Sutro will, in its sole discretion, oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to such Licensed Products outside of the Territory. Sutro will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings with respect to such Licensed Products outside of the Territory, including in connection with the conduct of a Joint Global Study (with BioNova accepting Sutro’s invitation to participate in a global Clinical Study).
Section I.131.
No Harmful Actions. Each Party will [*] the other Party of all material communications or correspondence with any Regulatory Authority with respect to the Licensed Product in such Party’s territory that would [*] the Development, Manufacture or Commercialization of the Licensed Products in the Field anywhere in the world including outside of the Territory. In the event either Party or its Affiliates’ or its or their Sublicensees Development activities (including regulatory activities) of the Licensed Product in the Field would reasonable be expected to materially adversely impact the Development, Manufacture or Commercialization of the Licensed Products in or outside the Field anywhere in the world including outside of the Territory, such Party will promptly notify the other Party of any such activities and, prior to undertaking such activities, in good faith consider the other Party’s comments. [*] following such notice, the Parties will discuss at the JSC an action plan to address such Development activities (including regulatory activities) to minimize the impact on the other Party’s Development timeline and other activities of the Licensed Product. In the event the Parties fail to agree on the magnitude or likelihood of the material adverse impact of such proposed activities or an action plan, and such failure to agree persists after escalation to the Senior Officer of each Party, then, [*]
Section I.132.
Pharmacovigilance. Within [*] after the Effective Date, the Parties will negotiate [*] with respect to the Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities will include [*] guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. BioNova will be responsible for reporting quality complaints, Adverse Events and Safety Data related to the Licensed Product in the Field to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Field in the Territory. Sutro will be responsible for reporting quality complaints, Adverse Events and Safety Data related to Licensed Product to applicable Regulatory Authorities outside the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Territory. The Pharmacovigilance Agreement will also provide for a worldwide safety database to be maintained by Sutro, which worldwide safety database may be made accessible by BioNova, its Affiliates, and its or their Sublicensees and contractors to the full extent necessary for BioNova to exercise its rights under this Agreement, comply with its obligations under this Agreement and comply with all applicable Laws subject to a [*] in the Pharmacovigilance Agreement. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and its or their Sublicensees and contractors to comply with such obligations.

ARTICLE V

MANUFACTURE AND SUPPLY
Section I.50.
Clinical Supply.
(A)
General. In accordance with the provisions in this Section 5.1, Sutro will, or cause its designee to, Manufacture and supply BioNova with all of BioNova’s, its Affiliates’ and its or their Sublicensees’ reasonable requirements of Licensed Product to use in connection with the Development in the Field in the Territory (the “Clinical Supply”). BioNova acknowledges that Sutro’s responsibility [*] by Sutro in its Development activities in the United States as of the Effective Date, and with the existing label (it being understood that Sutro makes no claim or statement that the existing label contains the necessary information required for importation in the Territory). The necessary information required for importation of the Licensed Product in the PRC is included in the sample label for the PRC attached hereto as Exhibit G. In the event that the existing label does not contain the necessary information required for importation of the Licensed Product in a Region in the Territory, Sutro will label or relabel the Licensed Product using the sample label for such Region in the Territory provided by BioNova (or in the case of the PRC, using the sample label for the PRC attached hereto as Exhibit G). In addition and in accordance with the provisions in this Section 5.1, Sutro will (i) [*] (the “Initial Clinical Supply”) [*] following the Effective Date, and (ii) [*]. With respect to all Clinical Supply, including the Initial Clinical Supply, consistent with the foregoing provisions of this Section 5.1(a), [*] to ensure that the Clinical Supply is ready for use in clinical trials in the Territory, including the QA/QC (to the extent specifically required for the Territory) and release testing, packaging & labeling (including translation and printing), shipment, export and import, warehousing, insurance and other similar costs and charges associated with such quantities of Licensed Product from the applicable CMO directly to the facilities of BioNova, its Affiliates and its or their Sublicensees in the Territory, which Other Costs is understood to be excluded (notwithstanding any other provision in this Agreement to the contrary) from Sutro’s Fully Burdened Manufacturing Cost, and accordingly all such Other Costs will be paid by BioNova upon invoice by Sutro. Unless otherwise agreed by the Parties or provided under this Agreement, the provisions of this Section 5.1 will apply only to Clinical Supply.
(B)
Manufacturing by CMOs. BioNova acknowledges and agrees that Sutro’s sources the manufacture and supply of Licensed Product from its CMOs. Accordingly, notwithstanding any provision in this Agreement to the contrary, BioNova hereby accepts that Sutro’s capacity to provide the Initial Clinical Supply and the Clinical Supply thereafter as specified in this Agreement shall in all events be subject to the manufacturing capacities of each such CMO at the material times and the limitations in Sutro’s contracts with its CMOs. In no event will Sutro be considered to be in breach of its obligations to supply quantities of Licensed Products to BioNova under this Agreement in connection with the Initial Clinical Supply and Clinical Supply provisions set forth in this Agreement if any delay or inability to supply is attributable to capacity constraints with Sutro’s CMOs or limitations in Sutro’s contracts with its CMOs.
(C)
Purchase Orders. BioNova will place purchase orders (each, a “Purchase Order”) in quantities of the Licensed Product in the form set forth in the attached Exhibit H. Each Purchase Order submitted by BioNova must be placed at least [*] prior to the requested date of delivery. Subject always to the caveats set forth in this Section 5.1, Sutro will use Commercially Reasonable Efforts to accept any

Purchase Order for reasonable quantities with reasonable lead times submitted by BioNova. If Sutro fails to provide an acceptance or rejection of a Purchase Order within [*] after receipt by Sutro, such Purchase Order will be deemed accepted. Purchase Orders that are accepted are binding on the Parties and may not be cancelled without the prior written agreement of both Parties (such binding Purchase Orders, “Binding Orders”), provided that in the event of a delay of a Clinical Study arising from circumstances beyond BioNova’s reasonable anticipation or control, a Binding Order may be cancelled by BioNova subject to BioNova’s payment of (i) all applicable [*] which cancellation fees are subject to change without notice based on changes in the underlying CMOs or the agreements therewith, and (ii) [*] to the extent Sutro is not able to utilize the quantities of Licensed Product ordered in such cancelled Binding Order elsewhere, using Commercially Reasonable Efforts. If any term or condition contained in any Purchase Order or any other document exchanged between the Parties under this Agreement is inconsistent with this Agreement, then the terms and conditions provided in this Agreement will control. No additional term or condition set forth in any such document will be binding upon either Party unless agreed to in writing by the Parties.
(D)
Delivery; Risk of Loss. Licensed Product will be delivered, transfer of title will occur, and [*]
(E)
Product Warranty. Sutro hereby undertakes to ensure, and represents and warrants, that all Licensed Product delivered to BioNova under this Agreement at the time of delivery (i) conforms with the Specifications, (ii) is Manufactured in accordance with applicable Regulatory Standards and this Agreement and is not adulterated or misbranded under applicable Laws, (iii) is delivered with full title, free and clear of any liens, charges, encumbrances or security interests, and (iv) has at least [*] drug product shelf-life remaining (collectively (i) through (iv), the “Manufacturing Requirements”).
(F)
Changes. With respect to any changes to the Specifications of Licensed Products, the Manufacturing process for Licensed Products, or the CMO or facility used to Manufacture Licensed Products, in each case, then being supplied to BioNova as part of the Clinical Supply, which changes are required by a Regulatory Authority or Manufacturing Requirements in a Region (“Required Manufacturing Changes”), Sutro will use good faith efforts to consider implementing such Required Manufacturing Changes but BioNova acknowledges and agrees that Sutro shall have no obligation to implement such changes. BioNova further agrees that Sutro will have no liability to BioNova for not implementing any Required Manufacturing Change and understands that if the Licensed Product as manufactured for Sutro as of the Effective Date does not satisfy requirements for their use in Development in the Territory (other than labeling, which is addressed in accordance with Section 5.1(a) and Section 5.1(h)), BioNova will make alternative arrangements for manufacture and supply of Licensed Products compatible for use in the Territory for which effort Sutro will reasonably assist subject to terms and conditions to be mutually agreed. For the duration of Clinical Supply as contemplated under Section 5.1(a), Sutro will not implement any change to the Specifications or the Manufacturing process for Licensed Product or any change of the CMO or facility used to Manufacture the quantities of Licensed Product to be supplied to BioNova as part of the Clinical Supply without first notifying BioNova in advance of delivery. BioNova will be responsible for the costs and expenses of implementing any changes under this Section 5.1(f) that are (i) requested by BioNova (including any Required Manufacturing Changes) or (ii) specific solely to the Territory, in each case if agreed to be implemented by Sutro, and Sutro will otherwise be responsible for such costs and expenses for all other changes.

(G)
Acceptance and Rejection. BioNova will have the right to reject all or part of any shipment of Licensed Product it orders and receives from Sutro based on the grounds that such Licensed Product fails to conform to any of the Manufacturing Requirements (a “Defect,” and any unit with a Defect, a “Non-Conforming Product”). BioNova will deliver written notice to Sutro of any rejection permitted in this Section 5.1(g) for any Non-Conforming Product within [*] from the date of delivery of the same. If a dispute arises as to whether the Licensed Product is a Non-Conforming Product that is not resolved by good faith negotiations between the Parties within [*] of the delivery by BioNova of the notice of rejection for non-conformance, then the matter (along with related samples, batch records, and/or other evidence, as appropriate) will be submitted to an independent testing laboratory mutually agreed to by the Parties. The determination of the independent testing laboratory will be binding upon the Parties, save for manifest error. If the Parties agree or the independent laboratory confirms that any Licensed Product is a Non‑Conforming Product, [*] replace the Non-Conforming Product as soon as practicable. The cost and expenses of the laboratory that conducts the testing described above will be borne by the Party deemed to be the cause of such non-conformance, and if the cause cannot be determined, then such costs will be shared equally between the Parties. Any Licensed Product that is determined to be Non-Conforming Product that is in BioNova’s control will, at Sutro’s option, [*]
(H)
Packaging, Product Labels and Inserts, and Artwork. With respect to Sutro’s supply to BioNova of quantities of Licensed Product beyond the Initial Clinical Supply provided for above, by a date mutually agreed upon by the Parties, BioNova will provide Sutro with labeling specifications and draft labels and inserts, including artwork, as required in the Territory and that comply with all applicable Laws. BioNova will additionally provide all materials and information so as to enable Sutro to (i) liaise with its packaging material suppliers and printers, (ii) arrange for printing and preparing such packaging, labels and inserts, and (iii) coordinate delivery of such packaging, labels and inserts to Sutro’s CMO so that the Licensed Product supplied for use in Clinical Studies in the Territory, beyond those quantities supplied as part of the Initial Clinical Supply, will be delivered fully packaged and labeled.
(I)
Payment; Invoices. Sutro will promptly invoice BioNova for the Clinical Transfer Price for all applicable quantities of Licensed Product delivered in accordance with this Section 5.1. BioNova acknowledges and agrees that in addition to [*], any and all Other Costs associated with delivering quantities of Licensed Product to BioNova, its Affiliates and its or their Sublicensees incurred by Sutro, including freight, taxes and other charges paid by Sutro to its CMOs, will be passed on to BioNova and will be BioNova’s responsibility to pay. The undisputed portions of such invoices will be due and payable within [*] of the invoice date, and any such undisputed amounts not paid when due will accrue interest in accordance with Section 8.10.
(J)
Quality Agreement. Within [*] after the Effective Date, the Parties will negotiate in good faith and finalize a quality agreement with respect to the quality assurance, quality control and technical requirements of the Licensed Product supplied by Sutro as part of the Clinical Supply (the “Quality Agreement”). In the event of any conflict between this Agreement and the Quality Agreement, the terms and conditions of this Agreement will govern and control except with respect to quality assurance requirements which shall be governed and controlled by the Quality Agreement.
Section I.51.
Commercial Supply. No later than [*] prior to the date BioNova anticipates its First Commercial Sale of Licensed Products in the Territory but not prior to Sutro’s receipt of the License

Option Exercise Notice and the applicable License Option Exercise Payment, the Parties will negotiate in good faith and enter into a commercial supply agreement for such supply (the “Commercial Supply Agreement”) on such terms as are reasonable and customary for commercial supply of pharmaceutical products and at a supply price not to exceed (a) [*] of Sutro’s Fully Burdened Manufacturing Costs plus Other Costs for the Manufacture and supply of quantities of Licensed Product finished by CMOs engaged by Sutro and intended for commercial sale in the Territory, and (b) [*] of Sutro’s Fully Burdened Manufacturing Costs [*] of Other Costs for the Manufacture and supply by Sutro of quantities of bacterial extracts, reagents, antibody for use in the further Manufacture of Licensed Products intended for commercial sale in the Territory.
Section I.52.
Audit by BioNova. With respect to any Clinical Supply that BioNova is supplied by Sutro pursuant to this Agreement, Sutro will keep reasonably sufficient records, materials and documents necessary to calculate the Fully Burdened Manufacturing Cost for such Clinical Supply and all Other Costs related to supplying such Clinical Supply to BioNova that BioNova is responsible for [*] thereafter. BioNova will have the right annually to have an independent, certified public accountant, selected by BioNova and reasonably acceptable to Sutro to inspect such records, materials and documents for the sole purpose of determining the accuracy of Sutro’s Fully Burdened Manufacturing Cost and such Other Costs for Clinical Supply supplied within the [*]. Such audit may not be conducted more than [*] and will take place at the location(s) where such records, materials, documents are maintained by Sutro upon [*], during regular business hours and with such certified public accountant being bound by written obligations of confidentiality substantially similar to those under this Agreement and reasonably acceptable to Sutro, and subject to the understanding that the results of such accountant’s review will state whether there was an overpayment or underpayment and, if known, the source of the error. If it is determined that any amounts were overpaid or underpaid during such period, Sutro will pay BioNova such overpaid amounts, or BioNova will pay Sutro the underpaid amounts within [*] after the date the independent certified public accountant’s written report is received by the paying Party. The fees charged by such independent certified public accountant will be paid by BioNova, unless it is determined that any overpaid amounts exceed [*] of the total amount payable by BioNova to Sutro for the period then being audited, in which case Sutro will be responsible for the fees charged by such independent certified public accountant. The records covering any specific period of time may be audited no more than once.
Section I.53.
Regulatory Audit. During the Term, if BioNova receives any audit notice from any Regulatory Authority in the Territory with respect to the Manufacturing of any Product, then, BioNova will [*] notify Sutro of such audit notice. For any such audit of Sutro or its Affiliates or Sutro’s or its Affiliates’ own facilities, Sutro will (a) facilitate any such audit and (b) permit a reasonable number of representative(s) appointed by the applicable Regulatory Authority, or, upon written approval by Sutro, representative(s) of BioNova (at BioNova’s sole expense), to be present at any such audit. For any such audit of Sutro’s CMO or its facilities, Sutro will use Commercially Reasonable Efforts to discuss with its CMO the conduct of such audit, and if its CMO permits such audit or Sutro otherwise has the right to require its CMO under its agreement with such CMO to facilitate such audit, Sutro will (i) facilitate any such audit of its CMO and (ii) permit a reasonable number of representative(s) appointed by the applicable Regulatory Authority, or, upon written approval by Sutro and its CMO, representative(s) of BioNova (at BioNova’s sole expense), to be present at any such audit. All representatives of BioNova participating in any such audits will agree in writing to be bound by confidentiality obligations substantially similar to those under this Agreement or otherwise requested by Sutro’s CMO and any such audit will need to be scheduled and conducted in a manner that is in compliance with and as permitted under Sutro’s agreement with such CMO. Any reference samples, manufacturing records and books, or audit results or reports disclosed to BioNova pursuant to this Section 5.4 will be considered as Confidential Information of Sutro for purpose of this Agreement.
Section I.54.
Manufacturing License and Technology Transfer. Upon BioNova’s written notice to Sutro, and following payment of the License Option Exercise Payment, Sutro and BioNova shall discuss and agree on the terms and conditions of a technology transfer and license agreement that will permit BioNova to Manufacture (by itself, or through Affiliates or Third Parties) the Licensed Compound and Licensed Product in the Territory. Unless otherwise agreed by the Parties, Sutro will, within [*] following execution of such technology transfer and license agreement, provide access to and transfer to BioNova, or an Affiliate or a CMO all Know-How Controlled by Sutro or its Affiliates that is necessary or reasonably useful for such entity to Manufacture the Licensed Compound and the Licensed Products in the Territory. Such agreement shall provide that, upon reasonable request from BioNova and at BioNova’s cost, Sutro will provide to BioNova all necessary and reasonably requested assistance and services and all reasonable access to Sutro’s or its Affiliates’ or its or their CMOs’ personnel involved in the Manufacture of such Licensed Compound and Licensed Product to enable BioNova or its Affiliates or Sublicensees to Manufacture the Licensed Compound and the Licensed Product in substantially the same manner and quality as Sutro or its Affiliate or its or their CMOs Manufactures the Licensed Compound and the Licensed Product for Sutro or its Affiliates or Sublicensees. Sutro will provide a Manufacturing technology transfer plan to facilitate the foregoing for the Parties’ good faith discussion and the Parties will negotiate in good faith and agree to such a plan. No additional financial consideration shall be due in connection with the license permitting BioNova to Manufacture the Licensed Compound and Licensed Product in the Territory.
Section I.55.
[*]. If the Parties after reasonable and good faith effort have failed to agree upon any one or more terms of the technology transfer and license agreement contemplated by Section 3.1 and Section 5.5 (the “Manufacturing License”), the matter shall be submitted to and finally resolved by [*] arbitration in accordance with the following provisions. [*]. Within [*] of the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and other Party its last, best offer for the applicable unresolved term(s) of the Manufacturing License and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy furnished to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within [*] after the arbitrator’s appointment, the arbitrator will [*].
Section I.56.
Direct CMO Engagement. Without limiting Section 2.6, after BioNova has paid to Sutro the License Option Exercise Payment, upon BioNova’s written request and at BioNova’s election, Sutro will permit BioNova or its Affiliate and Sublicensees to enter into a supply agreement directly with one or more CMOs engaged by Sutro or its Affiliates or Sublicensees for clinical and/or commercial supply of the Licensed Compound and Licensed Product for the Territory. Upon BioNova’s request, Sutro will introduce BioNova to such CMOs for BioNova to commence such discussions and provide BioNova and such CMOs with its consent to allow such CMOs to Manufacture and supply Licensed Compound and Licensed Product directly to BioNova and its Affiliates and Sublicensees and for

BioNova and its Affiliates and Sublicensees to directly purchase Licensed Compound and Licensed Product from such CMOs.
ARTICLE VI

Commercialization
Section I.57.
Commercialization Diligence. Within [*] following receipt of the Regulatory Approval by the NMPA for a Licensed Product in the Field in the PRC, BioNova (directly, or through its Affiliates, or its or their Sublicensees or contractors) will effect Commercial launch and achieve First Commercial Sale in the PRC. Additionally, following receipt of Regulatory Approvals from the appropriate Regulatory Authorities for a Licensed Product in the Field in the other three Regions in the Territory, BioNova will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in the other three Regions in the Territory. Subject to the foregoing sentences and other provisions of this Agreement, BioNova will be solely responsible for, at its expense, and will have sole discretion with respect to, Commercializing the Licensed Product in the Field in the Territory.
Section I.58.
Notification. BioNova will provide Sutro with written notice of the First Commercial Sale of each Licensed Product in the Field in the Territory within [*] after such event.
Section I.59.
Trademarks.
(A)
BioNova will have the right to brand the Licensed Products in the Field in the Territory using BioNova related Trademarks and any other Trademarks and trade names it determines appropriate for the Licensed Products, which branding may vary by Region or within a Region. BioNova will own all rights in such Trademarks and register and maintain such Trademarks in the countries and regions within the Territory, where and how it determines appropriate, subject to Section 14.4(k).
(B)
BioNova will also have the right to brand the Licensed Products in the Field and in the Territory using the Licensed Marks, and BioNova will comply with Sutro’s reasonable trademark usage guidelines in effect from time to time as provided by Sutro. Sutro will own and retain all rights to the Licensed Marks (together with all goodwill associated therewith) in the Territory, and will prepare, file, prosecute and maintain all Licensed Marks in the Territory at its own expense; provided, however, Sutro will provide to BioNova copies of all applications, submissions, communications, and correspondence intended to be sent to, sent to or received by Governmental Authorities or Third Parties in connection with such filing, prosecution, and maintenance of the Licensed Marks in the Territory so that BioNova may review and comment thereon (which will be provided with sufficient advanced notice so that BioNova may meaningfully review and comment, to the extent practicable), and will incorporate any reasonable comments provided by BioNova with respect to such applications, submissions, communications, or correspondence. Subject to terms and conditions of this Agreement, Sutro will grant and hereby grants a non-exclusive, sublicensable (subject to Section 3.2), fully paid-up, royalty free, non-transferrable (subject to Section 16.1(a)) license under the Licensed Marks for BioNova to Commercialize the Licensed Products in the Field in the Territory. BioNova will comply with Sutro’s guidelines on the use and display of the Licensed Marks and quality control instructions.

Section I.60.
Diversion. Subject to applicable Law, each Party hereby covenants and agrees that (A) it and its Affiliates will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, and its or their Sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (B) neither Party will engage, nor permit its Affiliates, or its or their Sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory. Notwithstanding the foregoing, nothing in this Section 6.4, will prevent Sutro, its Affiliates and licensees from undertaking, or having undertaken, any of the foregoing activities with respect to any Licensed Product outside of the Field in the Territory.
Section I.61.
No Violation. Notwithstanding anything to the contrary contained herein, BioNova (including its Affiliates, its or their Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if BioNova (or its Affiliates, its or their Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Laws or infringe any Third Party Patent Rights.
ARTICLE VII

GOVERNANCE; JOINT STEERING COMMITTEE
Section I.62.
Formation; Purposes and Principles. As soon as practicable following the Effective Date (but in no event later than [*] after the Effective Date), Sutro and BioNova will form a joint steering committee (the “JSC”) to serve as a forum for discussion and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.
Section I.63.
Specific Responsibilities. In addition to its overall responsibility to provide a forum for discussion and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:
(A)
coordinate and share information with respect to the Development and Commercialization of the Licensed Product by BioNova in the Territory;
(B)
keep each Party reasonably informed of the other Party’s Development and Commercialization activities and interactions with Regulatory Authorities in the other Party’s territory, by receiving updates from the Party conducting such activities;
(C)
attempt to discuss in the first instance all matters between the Parties that are in dispute;
(D)
review and discuss the Territory-Specific Development Plan and any proposed amendments thereto;

(E)
review and discuss the Global Development Plan, to the extent relevant to the Territory-Specific Development Plan;
(F)
review and discuss matters that may have a material adverse impact upon the regulatory status of the Licensed Products pursuant to Section 4.9;
(G)
review and discuss any proposed publication of the results of Development or Commercialization carried out on the Licensed Product by BioNova, its Affiliates and its and their respective Sublicensees; and
(H)
perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.
Section I.64.
Membership. The JSC will be composed of a total of three (3) representatives of each Party, which will be appointed by each of Sutro and BioNova, respectively. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development, Manufacture or Commercialization of compounds and products similar to the Licensed Compound and Licensed Products under this Agreement. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The two co-chairpersons of the JSC, one from each Party, will cast its Party’s vote in the JSC and such designee will have the authority to make decisions on behalf of such Party on matters before the JSC. Each co-chairperson will on an alternate basis be responsible for calling and conducting meetings. Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE X.
Section I.65.
Meetings; Reports. The JSC will hold meetings at least once per Calendar Quarter during the Term for so long as the JSC exists, unless the Parties mutually agree in writing to a different frequency. No later than [*] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson or Alliance Manager will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC or Alliance Manager to provide the members of the JSC no later than [*] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its co-chairpersons may mutually agree. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE X. No action taken at a meeting will be effective unless at least one representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

Section I.66.
No Decision-Making Authority. The JSC will function as a forum for discussion, to facilitate the exchange of information, and to facilitate coordination of each Party’s activities under this Agreement. The JSC will not have any decision-making authority, and the JSC will not have the authority to waive any Party’s rights or obligations or amend the terms or conditions of this Agreement.
Section I.67.
Alliance Managers.
(I)
Appointment. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the JSC as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.
(J)
Responsibility. The Alliance Managers will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:
(i)
provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;
(ii)
coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement;
(iii)
on an alternate basis be responsible for (1) preparing and circulating an agenda in advance of each JSC meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (2) [*], and (3) [*] (iii) of this Section 7.6(b) will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [*] after receipt or there is evidence of an inaccuracy; and the Alliance Managers will work with the co-chairpersons [*]; and
(iv)
take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice [*]) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.
ARTICLE VIII

FINANCIAL PROVISIONS
Section I.1.
License Option Exercise Payment. In the event BioNova exercises the License Option pursuant to Section 2.5, BioNova will pay to Sutro [*] (the “License Option Exercise Payment”) within [*] following receipt of an applicable invoice from Sutro. Sutro will provide BioNova with an invoice for the License Option Exercise Payment following BioNova’s exercise of the License Option pursuant to Section 2.5.

Section I.68.
Development Milestone Payments. During the Term, BioNova will notify Sutro in writing of the achievement by or on behalf of BioNova, its Affiliates or its or their Sublicensees of any milestone event set forth in this Section 8.2 in respect of a Licensed Product (each, a “Development Milestone Event”) promptly and not later than [*] after the occurrence thereof, and BioNova will pay Sutro each of the milestone payments set forth in the table below (each, a “Development Milestone Payment”) within [*] of the achievement of such Development Milestone Event by BioNova, its Affiliates or any of its or their Sublicensees and after BioNova receives an invoice therefor from Sutro. Periodically during the Term and at least once quarterly, BioNova will provide to Sutro written summaries updating its progress on Development activities in the Territory including an updated table identifying the Calendar Quarter in which each of the Development Milestone Events is then projected to occur. Each of the Development Milestone Payments set forth in this Section 8.2 is payable only once upon the first achievement of such Development Milestone Payment by the first Licensed Product to achieve such Development Milestone Event, and none of such Development Milestone Payments will be payable more than once regardless of how many times such Development Milestone Event is achieved by the Licensed Products (regardless of the number of such Licensed Products).

Development Milestone Event	Development Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total:	[*]

Section I.1.
Sales Milestone Payments. During the Term, BioNova will notify Sutro in writing of its achievement of each of the sales milestones below within [*] after the end of the Calendar Year in which the aggregated annual Net Sales of all Licensed Products in the Territory first exceed the indicated Dollar value (each, a “Sales Milestone Event”). On a Licensed Product-by-Licensed Product basis, BioNova will pay to Sutro each of the milestone payments set forth below within [*] after the end of the Calendar Year in which the Sales Milestone Event occurs and after BioNova receives an invoice therefor from Sutro (each, a “Sales Milestone Payment”). Each of the Sales Milestone Payments for Licensed Products set forth in this Section 8.3 is payable only once upon the first achievement of such Sales Milestone Event with respect to all Licensed Products, in the aggregate, and none of such Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved with respect to all Licensed Products, in the aggregate.

Sales Milestone Event	Sales Milestone Payment for Licensed Products
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total	[*]
Section I.69.
Royalties.
(A)
Royalty Rate. Subject to the terms and conditions of this Agreement, during the Royalty Term, BioNova will pay to Sutro a royalty on the Net Sales of all Licensed Products in the Territory that is the product of the aggregate annual Net Sales of all Licensed Products in the Territory and the applicable royalty rate for Licensed Products in the following table, subject to the provisions of Section 8.6.

Portion of the Annual Net Sales of Licensed Products	Royalty Rate for Licensed Products
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(A)
Royalty Term. On a Licensed Product-by-Licensed Product and Region-by-Region basis, royalties will be due under this Section 8.4 with respect to a given Licensed Product in a given Region in the Territory during the period commencing upon the First Commercial Sale of such Licensed Product in such Region in the Territory and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim Covering such Licensed Product in such Region in the Territory, (ii) the expiry of the applicable Regulatory Data Exclusivity for such Licensed Product in such Region, and (iii) [*] years have elapsed following First Commercial Sale of such Licensed Product in such Region in the Territory (such latest ending period, the “Royalty Term”).
(B)
Royalty Payments and Reports.
(i)
BioNova will report to Sutro the date of First Commercial Sale of a Licensed Product within [*] of occurrence in each Region.
(ii)
[*] following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, BioNova will furnish to Sutro a written report for the Calendar

Quarter showing the Net Sales of Licensed Product sold by BioNova, its Affiliates and its or their Sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Such written report will include the number of Licensed Products sold by BioNova, its Affiliates and its or their Sublicensees in each Region, the gross sales of Licensed Product on a Region-by-Region and Licensed Product-by-Licensed Product basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter, a calculation of any applicable reductions under Section 8.6, and the calculation of the amount of royalty payment due on such Net Sales. Further, each such royalty report shall indicate gross sales and Net Sales in each Region’s currency, the applicable royalty rate, the royalties payable for each Region in such Region’s currency, the applicable exchange rate to convert from each Region’s currency to U.S. Dollars, and the royalties payable in U.S. Dollars.
(iii)
After the receipt of each royalty report provided by BioNova under Section 8.4(c)(i) above, Sutro will submit to BioNova an invoice for the amount of royalties payable set forth therein. BioNova will pay to Sutro the royalties for each Calendar Quarter within [*] after the receipt of the invoice from Sutro.
Section I.70.
Upstream License Fees. Notwithstanding anything to the contrary hereunder, Sutro will be solely responsible for any and all payments Sutro owes to the Upstream Licensors under any applicable Upstream Licenses and in no event will BioNova, its Affiliates, its or their Sublicensees or contractors be directly liable for any of such payments, except as otherwise expressly set forth in this Agreement.
Section I.71.
Payment Reductions. The following will only apply if royalties or Sales Milestone Payments are being paid pursuant to Section 8.3 and Section 8.4:
(B)
Blocking Third Party Intellectual Property. In the event either Party becomes aware of intellectual property rights Controlled by a Third Party that such Party considers necessary to Develop, Manufacture or Commercialize such Licensed Product and its related Licensed Compound in the Field in the Territory (“Third Party Blocking IP”), such Party will notify the other Party, and Sutro will have the first right to obtain a license to such Third Party Blocking IP from such Third Party. In the event Sutro or any of its Affiliates obtains a license to such Third Party Blocking IP such that it Controls such Third Party Blocking IP, such Third Party Blocking IP will be automatically included in the Licensed Know-How and Licensed Patents, as applicable, and subject to Section 8.6(b), Sutro will be the Party providing payments and other consideration payable to such Third Party in respect of such Third Party Blocking IP arising from BioNova, its Affiliates or its or their Sublicensees use of such Third Party Blocking IP in the Development, Manufacture, and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory under this Agreement. In the event Sutro does not obtain a license to such Third Party Blocking IP such that it Controls such Third Party Blocking IP within [*] of the date of the foregoing notice, BioNova will have the right to obtain a license to such Third Party Blocking IP from such Third Party, and BioNova may deduct from its royalties to Sutro with respect to a Licensed Product any payments made to such Third Party for a license to such Third Party Blocking IP. BioNova will provide Sutro with reasonable prior written notice before entering into an agreement with such Third Party in respect of such a license, and will provide a copy of such Third Party agreement to Sutro within

[*] after its execution, provided that, BioNova may redact from such agreement any sensitive information not necessary to determine the royalty deduction in this Section 8.6(a).
(C)
Royalty Reductions. If Sutro obtained the license to the Third Party Blocking IP in the above Section 8.6(a), then BioNova will pay the applicable royalty under Section 8.4 to Sutro and Sutro will be (i) [*], (ii) [*], and (iii) [*]
(D)
Generic Entry. At any time during the Royalty Term, after a Biosimilar Product of a Licensed Product receives Marketing Authorization in any Region in the Territory and has launched, BioNova’s royalty for such Licensed Product in such Region under Section 8.4 for any Calendar Quarter will be calculated by multiplying Net Sales of such Licensed Product during such Calendar Quarter by the applicable royalty rate after applying the royalty rate reduction equal to BioNova’s Gross Profit decline for that Calendar Quarter when compared to the average quarterly Gross Profit of such Licensed Product in the [*] immediately prior to the entry of such Biosimilar Product. For clarity, [*].
Section I.72.
Financial Audits.
(E)
Record Keeping. BioNova and its Affiliates will, and will cause its or their respective Sublicensees to, keep complete, true and accurate books and records in accordance with its Accounting Standards of the items underlying (i) Net Sales and Gross Profits, and (ii) royalty payments under this Agreement. BioNova and its Affiliates will, and will cause its or their respective Sublicensees to keep, such books and records for at least [*] following the Calendar Quarter to which they pertain. Sutro will have the right no more than once per Calendar Year, at its own expense, to have an internationally-recognized independent, certified public accountant, selected by Sutro and reasonably acceptable to BioNova (the “Auditor”), review any such records of BioNova in the location(s) where such records are customarily maintained by BioNova upon reasonable prior notice, during regular business hours and under obligations of confidentiality, except to the extent necessary to enforce Sutro’s rights under this Agreement or if disclosure is required by applicable Law, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the content of the reports described in Section 8.4(c), within the prior [*] period after receipt of such report. The Auditor will have the right to disclose to Sutro its conclusions regarding any payment owed under this Agreement. The records covering any specific period of time may be audited no more than once except where an audit has found a discrepancy in which case no such restriction will apply.
(F)
Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to Sutro without the prior consent of BioNova unless disclosure is required by Laws, regulation or judicial order. If such report shows any underpayment, then BioNova will remit to Sutro, within [*] after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment [*] of the total amount owed for the period then being audited, the actual costs incurred by Sutro in conducting such review. For the avoidance of doubt, payment of the underpayment will be considered a late payment, subject to Section 8.10. If such report shows any overpayment, then BioNova will credit the overpaid amount against future payments owed to Sutro. The Parties mutually agree that all information subject to review under this Section 8.7 is Confidential Information of both Parties and that the receiving Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in ARTICLE X.
Section I.73.
Tax Withholding. Each Party will be responsible for its own taxes. In the event any withholding or other tax based on income to Sutro (“Tax Withholdings”) is required to be withheld and deducted from payments by BioNova (or its Affiliate paying on behalf of BioNova) pursuant to this Agreement under applicable Laws, BioNova (or its Affiliate paying on behalf of BioNova) will make such deduction and withholding and will pay the remainder to Sutro, and any amounts so withheld and deducted will be remitted by BioNova (or its Affiliate paying on behalf of BioNova) on a timely basis to the appropriate Governmental Authority for the account of Sutro and BioNova (or its Affiliate paying on behalf of BioNova) will provide Sutro reasonable evidence of the remittance within [*] thereof. For the purposes of this Agreement, with respect to amounts so deducted and withheld and remitted to the appropriate Governmental Authority, BioNova will be deemed to have fulfilled all of its payment obligations to Sutro with respect to such payments paid to the such Governmental Authority. Notwithstanding anything in the foregoing to the contrary, to the extent that the amount of any deduction or withholding for Taxes is increased as a result of the assignment or assumption of any of BioNova’s rights or obligations hereunder to or by a Person outside of the Territory for tax purposes, BioNova shall increase amount of its payments hereunder so that Sutro receives the same amount (after such taxes) as it would have received if such assignment or assumption had not occurred. BioNova may satisfy its withholding, value added or other tax obligations under this Section 8.8 through its Affiliates. Further, BioNova agrees to use good faith efforts to arrange its business activities and to cooperate and assist Sutro so as to minimize impact of tax withholdings.
Section I.74.
Currency of Payments. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be translated into Dollars using the average of the applicable daily foreign exchange rates published in The Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the last day of each month of the Calendar Quarter in which such Net Sales occurred. All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).
Section I.75.
Late Payments. Without limiting any other rights or remedies available to Sutro hereunder, any late payment by BioNova will bear interest, to the extent permitted by Laws, at an annual rate of the prime rate set by The Wall Street Journal (but in no event in excess of the maximum rate permissible under applicable Law) on the date payment was initially due, computed from the dated such payment was due until the date BioNova makes the payment. Notwithstanding the foregoing, no such interest will be assessed if the late payments are due to a change in applicable Law or action or inaction of a Governmental Authority related to Regulatory Approvals or foreign currency, which change was not reasonably foreseeable; provided that, BioNova will use Commercially Reasonable Efforts to remit any such payments to Sutro as promptly as possible.
Section I.76.
Blocked Currency. If, by applicable Laws in a Region in the Territory, conversion into Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then BioNova will promptly notify Sutro and, thereafter, amounts accrued in such country or region under this Section 8.11 will be paid to Sutro (or its designee) in such country or region in local currency by deposit to an escrow account in a local bank designated by Sutro and to the credit of Sutro, unless the Parties otherwise agree. Any amounts paid by deposit to such escrow account in accordance under this Section 8.11 will be deemed paid as of the date of deposit to such escrow account for purposes of Section 8.10.
Section I.77.
Invoices. Any invoice to be submitted to BioNova by Sutro hereunder may be submitted by email or other similar form of electronic communication and need not conform to any particular format provided that such invoice satisfies Sutro’s Accounting Standards, except where required by applicable Laws or the banks of BioNova or BioNova’s Affiliates to convert local currency to Dollars or to make payments in Dollars directly to Sutro, in which case, Sutro will provide to BioNova such invoice in the form and with information consistent with the pro forma invoice provided to Sutro by BioNova, an example of which is attached hereto as Exhibit F.
ARTICLE IX

INTELLECTUAL PROPERTY OWNERSHIP,
PROTECTION AND RELATED MATTERS
Section I.78.
Ownership of Inventions.
(C)
Background Technology. As between the Parties, subject to Section 9.1(b), Sutro will remain the sole and exclusive owner of all Licensed Technology and BioNova will remain the sole and exclusive owner of all Know-How, Patent Rights, and other intellectual property rights Controlled by BioNova or its Affiliates as of the Effective Date or during the Term.
(D)
Ownership of Inventions. Ownership of all Inventions will be determined based on inventorship, as determined in accordance with the rules of inventorship under United States patent Laws. Each Party will own all Inventions that are made solely by its and its Affiliates’ employees, agents, and independent contractors during the performance of activities under this Agreement (“Sole Inventions”); provided that for clarity, Sole Inventions Controlled by Sutro or any of its Affiliates will be included in the Licensed Technology and included in the licenses and rights granted to BioNova by Sutro hereunder and provided that for clarity, Sole Inventions Controlled by BioNova or any of its Affiliates or its or their Sublicensees will be deemed included within BioNova Technology and included in the licenses and rights granted to Sutro by BioNova hereunder including under Section 3.5. The Parties will jointly own all Inventions that are made jointly by the employees, agents, and independent contractors of one Party and its Affiliates together with the employees, agents, and independent contractors of the other Party and its Affiliates (“Joint Inventions”). Patents claiming the Joint Inventions will be referred to as “Joint Patents.” Each Party will own an undivided half interest in the Joint Inventions, without a duty of accounting or an obligation to seek consent from the other Party for the transfer, assignment, exploitation or license of the Joint Inventions (subject to the licenses granted to the other Party under this Agreement).
(A)
Assignment Obligation. Each Party will assign its rights, and cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How resulting therefrom to such Party to effectuate the terms and conditions set forth in Section 9.1(b). Subject to Section 3.2(c)(ii), with respect to any activities of BioNova or exercise of its rights under this Agreement that are subcontracted to a Person that is not an employee, BioNova will include in the applicable subcontract an assignment to BioNova of all rights in Patent Rights and Know-How related to the Licensed Compound or Licensed Product made by such subcontractor resulting from such activities or exercise of its rights, and in any event where such assignment is precluded, will include in the applicable subcontract a license of such Patent Rights and Know-How to BioNova that is sublicensable (through multiple tiers) to Sutro under this Agreement.
(B)
Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions related to the Licensed Compound or Licensed Product, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and will also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.
Section I.79.
Prosecution and Maintenance of the Licensed Patents and Joint Patents.
(C)
Licensed Patents. As between the Parties, Sutro will have the first right, at its expense, to prepare, file, prosecute, maintain, and defend the Licensed Patents in the Field in all Regions in the Territory, at Sutro’s sole cost and expense. Sutro will keep BioNova reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, maintenance, and defense of such Patent Rights, including by providing BioNova with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Patents Rights, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by BioNova and giving due consideration to such comments, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before Sutro submits any material filing, including a new patent application, or response to such patent authorities with respect to any Licensed Patents, Sutro will provide BioNova with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith BioNova’s reasonable and timely requests and suggestions regarding the preparation, filing, prosecution, maintenance, and defense of such Licensed Patents under this Section 9.2(a).
(D)
Joint Patents. BioNova will have the first right to prepare, file, prosecute, maintain and defend Joint Patents in the Territory, at BioNova’s sole cost and expense. Sutro will have the first right to prepare, file, prosecute, maintain and defend the Joint Patents outside the Territory, at Sutro’s sole cost and expense. Each Party will keep the other Party reasonably informed of the status of all actions taken, and will consider in good faith the other Party’s recommendations and proposals for coordinating the prosecution efforts to optimize protections for both Parties.
(E)
Step-In Right. If the Party having the first right in Section 9.2(a) or Section 9.2(b) elects not to prepare, file, prosecute, continue to prosecute or maintain a given Patent Right within the Licensed Patents, Patent Rights in Sole Inventions or Joint Patents (“Abandoning Party”), then the Abandoning Party will give the other Party notice thereof within a reasonable period (but not less than [*] prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and the other Party will have the right to prepare, file, prosecute, maintain or defend such Patent Right. The other Party will have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution, or continuation of the prosecution of such Patent Rights in such region and paying any required fees to maintain such Patent Rights in such region or defending such Patent Rights, all at such other Party’s sole expense, through patent counsel or agents of its choice. A Party will not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility, except as expressly provided herein. Upon transfer of the Abandoning Party’s responsibility for preparing, filing, prosecuting, maintaining or defending any of the Patent Rights to the other Party under this Section 9.2(c), the Abandoning Party will promptly deliver to the other Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for the other Party to assume such prosecution, maintenance and defense. In the event BioNova assumes the preparation, filing, prosecution, maintenance, and defense of any Licensed Patent, such Patent Right will no longer be considered a Licensed Patent for purposes of determining the Royalty Term pursuant to Section 8.4(b). In the event Sutro assumes the preparation, filing, prosecution, maintenance, and defense of any patent application or patent in respect of a BioNova Sole Invention (which for clarity BioNova has itself elected to protect and had then filed a patent application to seek to protect), at Sutro’s option, BioNova agrees to assign, and does hereby assign, to Sutro its entire right, title and interest in and to such Patent Right and thereafter, BioNova shall have a royalty-free, non-exclusive, non-transferrable and non-sublicensable license under such Patent Right for its internal research purposes.
(F)
Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution and maintenance of Licensed Patents and Joint Patents pursuant to this Section 9.2, including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents and Joint Patents in any Region where applicable.
Section I.80.
Third Party Infringement.
(G)
Notice. Each Party will promptly notify the other in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent, Patent Right in a Sole Invention or Joint Patent, or (ii) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).
(H)
BioNova First Right. As between the Parties, BioNova will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of the Licensed Patents or Joint Patents (any such Action, an “Infringement Action”) in the Territory. Sutro will have the right, at its own expense, to be represented in any such Infringement Action by counsel of its own choice. BioNova will notify Sutro of its decision to commence an Infringement Action and will keep Sutro apprised in writing of any such Infringement Action and will consider Sutro’s reasonable interests and requests regarding such Infringement Action.
(I)
Step-in Right. If BioNova fails to commence a suit to enforce the Licensed Patents or Joint Patents against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) within (i) [*] after its receipt or delivery of notice under Section 9.3(a), or (ii) [*] before the time limit, if any, set forth in applicable Laws for the filing of such actions, whichever comes first, or ceases to diligently pursue such Infringement Action, Sutro will have the right, but not the obligation, at its own expense to institute such Infringement Action against the applicable Third Party infringer(s).
(J)
Cooperation. In any Infringement Action brought under the Licensed Patents or Joint Patents pursuant to Section 9.3(b) and Section 9.3(c), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and Joint Patents, and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 9.3(b) or Section 9.3(c) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. Neither Party will have the right to settle any patent infringement litigation with respect to any Licensed Patent or Joint Patents under this Section 9.3 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which will not be unreasonably withheld).
(K)
Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents or Joint Patents in the Territory will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), [*]
Section I.81.
Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by BioNova or Sutro or any of their respective Affiliates or its or their Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product or Joint Patents (any such Action, an “Infringement Claim”) in the Field in the Territory. BioNova will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Field and in the Territory with respect to BioNova’s activities, at BioNova’s sole cost and expense, and Sutro will have the right, at its own expense, to be represented in any such Infringement Claim in the Field and in the Territory by counsel of its own selection. Sutro will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to Sutro’s activities, including any such Infringement Claim in the Territory or outside of the Territory. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 9.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party; provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent (not to be unreasonably withheld).

Section I.82.
Common Interest. All information exchanged between the Parties regarding the preparation, filing, prosecution, maintenance, defense, and enforcement of Licensed Patents and Joint Patents under this ARTICLE IX will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such activities, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this ARTICLE IX, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE IX is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
ARTICLE X

CONFIDENTIALITY AND PUBLICITY
Section I.83.
Confidential Information.
(A)
Confidentiality Obligation. During the Term and for a period of [*] thereafter, each Party agrees to, and will cause its Affiliates and its or their Sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party.
(B)
Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors, licensees and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case on a need-to-know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 10.1; provided, however, that each Party will remain responsible for any failure by its Affiliates, licensees or Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 10.1 as if such Affiliates, employees, consultants, advisors, licensees and Sublicensees were parties directly bound to the requirements of this Section 10.1.
(C)
Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality and non-use obligations no less stringent than those in this Agreement, to its Affiliates, bona fide potential or actual collaborators, licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any other Third Parties, (ii) to its financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters on a need-to-know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement; provided, however, that each Party may disclose the terms of this Agreement (but not any other Confidential Information) to bona fide actual or potential acquisition partners, financing sources or investors on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement and of duration customary in confidentiality agreements entered into for a similar purpose; provided, further, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 10.1 as if such individuals were parties directly bound to the requirements of this Section 10.1, or (iii) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with making any Regulatory Filing or seeking Regulatory Approval, Pricing and Reimbursement Approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity (including in connection with the public sale of securities)); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Notwithstanding anything to the contrary contained in this ARTICLE X, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 10.1(b) and this Section 10.1(c). If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, within a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable Regulatory Authority.
Section I.84.
Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 10.2. Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.
(D)
On a date to be mutually agreed by the Parties, the Parties will jointly issue a press release regarding the signing of this Agreement. Except as set forth in the preceding sentence and for disclosures permitted in accordance with Section 10.1(b), whenever either Party elects to make any public disclosure regarding milestones, significant events in the Development or Commercialization of the Licensed Products in the Field in the Territory, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [*] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [*]. Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party with respect to Licensed Products in the Field in the Territory, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (B) the reviewing Party will provide explanations of its disapproval of such press release; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (1) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (2) such press release or public announcement is consistent with the previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Laws based on the advice of counsel, which public disclosures are subject to Section 10.2. The Party reviewing a press release provided under this Section 10.2(a) will review and approve or disapprove such press release within [*] after its receipt thereof.
(E)
The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure.
(F)
In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Licensed Product in the Territory, including any oral presentation or abstract that contain clinical data or pertain to results of Clinical Studies or other studies conducted in the Territory, such publication or presentation will be subject to the prior review by the JSC for patentability and protection of both Parties’ Confidential Information and approval by the other Party (not to be unreasonably withheld). Each Party will provide to the JSC the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products in the Territory during the Term. The JSC will review such proposed material at the next meeting of the JSC, and may issue a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event that the JSC provides such a statement of concern, the submitting Party will not submit such publication that contains such information until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by the other Party.
ARTICLE XI

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS
Section I.85.
Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date and, with respect to Sutro, as of the date of the License Option Exercise Notice:

(A)
Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
(B)
Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.
(C)
Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, Pricing and Reimbursement Approvals, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products in the Territory, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.
(D)
No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates.
(E)
Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.
(F)
Compliance with Laws. The Parties will, and will ensure that their respective Affiliates and Sublicensees will, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. Without limiting the generality of the foregoing, the Parties will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the Anti-Corruption Laws in connection with the activities conducted pursuant to this Agreement. The Parties will require any contractors, subcontractors, Sublicensees, or other Persons that provide services to such Party in connection with this Agreement to comply with such Party’s obligations under this Section 11.1(f).

Section I.86.
Additional Representations, Warranties and Covenants of Sutro. Sutro represents and warrants as of the Effective Date and as of the date of the License Option Exercise Notice, and covenants to BioNova that:
(G)
Licensed Patents. All Licensed Patents as of the Effective Date are listed in Exhibit C. Except as otherwise noted in Exhibit C, Sutro is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. With respect to Licensed Patents not solely owned by Sutro, Sutro licenses such Licensed Patents in a manner that permits exclusive sublicenses as provided in this Agreement. All Licensed Patents owned by Sutro and, to Sutro’s knowledge, all other Licensed Patents, have been filed and prosecuted in good faith in the patent offices in accordance with applicable Laws, and all applicable fees have been paid on or before the due date for payment. To Sutro’s knowledge, all issued Licensed Patents are valid and enforceable.
(H)
Licensed Know-How. To its knowledge, Sutro owns or Controls the Licensed Know-How, and has the right to grant the licenses under the Licensed Know-How to BioNova on and the terms set forth in this Agreement. To its knowledge, Sutro has the right to use and disclose (in each case, under appropriate circumstances of confidentiality) the Licensed Know-How free and clear of any claims, liens, charges or encumbrances.
(A)
Licensed Technology. Sutro has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, Manufacture, use or Commercialize the Licensed Compound or the Licensed Products in the Field in the Territory. No Third Party has any license, option or other rights or interest in or to the Licensed Technology other than the rights that are expressly reserved or contingent under this Agreement. The Licensed Technology constitutes all the Patent Rights and Know-How Controlled by Sutro or any of its Affiliates that are necessary for the Development or Commercialization, but for clarity, and notwithstanding the implication of the foregoing terms “Development” and “Commercialization”, in no way related to Manufacturing, of the Licensed Compound and the Licensed Product in the Field in the Territory without infringing Patent Rights or misappropriating any Know-How Controlled by Sutro or any of its Affiliates.
(B)
Licensed Marks. All Licensed Marks as of the Effective Date are listed in Exhibit B.
(C)
Delivery of Documentation. True, accurate and materially complete copies of: (i) all existing material Regulatory Filings in its possession and control relating to Licensed Products, (ii) all material adverse information with respect to the safety and efficacy of the Licensed Products in Sutro’s or its Affiliates’ possession and control, and (iii) all material data in Sutro’s or its Affiliates’ possession and control, in each case ((i), (ii) and (iii)) have been provided or made available to BioNova prior to the Effective Date.
(D)
Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made or, to Sutro’s knowledge, threatened by any Person against Sutro or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. No claim or notice of proceeding has been received by Sutro or its Affiliates or, to Sutro’s knowledge, threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) asserting the misuse of any of the

Licensed Patents, (iii) challenging Sutro’s Control of the Licensed Patents (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology) or (iv) alleging misappropriation of the Know-How of any Third Party used in the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products by or on behalf of Sutro prior to the Effective Date.
(E)
Non-Infringement of Third Party IP. To Sutro’s knowledge, the Development, Manufacture or Commercialization of the Licensed Product, as conducted by Sutro, its Affiliates, or its or their Sublicensees prior to the Effective Date did not infringe any Patent Right in the Territory or misappropriate or otherwise violate any Know-How of any Third Party (in the case of pending Patent Rights, evaluating them as if issued). No claim of infringement of the Patent Rights in the Territory or misappropriation of the Know-How of any Third Party has been received by Sutro, or to Sutro’s knowledge, threatened, against Sutro, any of its Affiliates or its or their Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Products in the Territory. To Sutro’s knowledge, the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Product would not infringe, if Developed, Manufactured or Commercialized as of the date hereof, any Patent Right in the Territory or misappropriate or otherwise violate any Know-How of any Third Party (in the case of pending Patent Rights, evaluating them as if issued).
(F)
Absence of Litigation. There are no judgments or settlements against or owed by Sutro, its Affiliates or its or their Sublicensees, or, to Sutro’s knowledge, pending litigation against Sutro, its Affiliates, or its or their Sublicensees, or litigation threatened against Sutro, its Affiliates, or its or their Sublicensees, in each case related to the Licensed Compound or Licensed Products, including any such litigation any relating to any Regulatory Filings, Regulatory Approvals, Pricing and Reimbursement Approvals, or Marketing Authorizations Controlled by Sutro, its Affiliates or its or their Sublicensees as of the Effective Date.
(G)
Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. Sutro, its Affiliates, and its or their Sublicensees have generated, prepared, maintained, and retained all Regulatory Filings, Regulatory Approvals, and Marketing Authorizations in its control that are required to be maintained or retained pursuant to and in material compliance with applicable Laws, and have conducted in material compliance with applicable Laws, including GLP and GCP all Development of Licensed Products in the Field conducted prior to the Effective Date except to the extent that any material non-compliance has not had a material adverse effect, and to Sutro’s knowledge of Development and the regulation of pharmaceuticals in the Territory, would not be likely to materially and adversely impact the integrity of the data or the ability of BioNova to use or reference such Regulatory Filings, Regulatory Approvals, and Marketing Authorizations in connection with the Developing, seeking, obtaining, or maintaining Regulatory Approval of, and Commercializing the Licensed Products in the Territory, and to Sutro’s knowledge of Development and the regulation of pharmaceuticals in the Territory, would not be likely to cause and require any studies, tests and pre-clinical and Clinical Studies to be repeated in the Territory, in whole or in part.
(H)
Confidentiality of Know-How. Sutro has taken and will continue during the Term to take precautions, consistent with its usual business practice, to preserve the confidentiality of the Licensed Know-How.

(I)
Assignment of Third Party Rights; Third Party Consents.
(i)
Sutro has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities for the Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that BioNova will, by virtue of this Agreement, receive from Sutro, without payments beyond those required by ARTICLE VIII, the licenses and other rights granted to BioNova under this Agreement.
(i)
Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by Sutro, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to Sutro, and to Sutro’s knowledge, no current officer, employee, agent, or consultant of Sutro or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patents.
(ii)
Prior to the Effective Date, Sutro has all rights and licenses, and has obtained all consents from Third Parties with which it has a contractual relationship necessary to grant BioNova the licenses and rights Sutro purports to grant to BioNova under this Agreement other than consents which may be required pursuant to Sutro’s Loan and Security Agreement dated February 2020 with Oxford Finance and Silicon Valley Bank which consents Sutro agrees to obtain and provide copies thereof to BioNova as soon as practicable after the Effective Date. In the event Sutro fails to obtain such foregoing consents, BioNova will have the right to terminate this Agreement in its entirety by written notice to Sutro and, upon such termination, Sutro will return to BioNova in full the License Option Payment within [*] of its receipt of such written notice of termination from BioNova.
(J)
Statements to Regulatory Authorities. Neither Sutro nor any of its Affiliates, nor, to Sutro’s knowledge, its or their Sublicensees nor any of its or their respective officers, employees, or agents has made or will make an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products, or failed or will fail to disclose a material fact required under applicable Laws to be disclosed to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products.
(K)
Compliance with Laws. To Sutro’s knowledge, all of the studies, tests and pre-clinical and Clinical Studies of Licensed Products conducted prior to, or being conducted as of, the Effective Date, or that are conducted during the Term by or on behalf of Sutro have been, are being conducted, and will be conducted in all material respects in accordance with applicable Laws.
(I)
No Conflict. During the Term, Sutro and its Affiliates will not grant any interest in the Licensed Technology that is inconsistent with the terms and conditions of this Agreement.
(J)
No Government Funding. The inventions claimed by the Licensed Patents and any other Patent Rights with respect to the Licensed Compound or Licensed Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, or other money received from any Governmental Authority, and no Governmental Authority or academic institution has any right to, ownership of

(including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Licensed Technology, or to impose any requirement or restriction on the use of the Licensed Compound or Licensed Product as contemplated herein, in each case.
Section I.87.
Additional Representations, Warranties and Covenants of BioNova. BioNova represents and warrants as of the Effective Date and as of the date of the License Option Exercise Notice, and covenants to Sutro that:
(K)
No Claims. There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative, or other proceedings or governmental investigations pending or, to BioNova’s knowledge, threatened against BioNova or its Affiliates which would reasonably be expected to adversely affect or restrict the ability of BioNova and its Affiliates to consummate and perform the transactions and activities contemplated under this Agreement.
(L)
Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. BioNova, its Affiliates, and its or their Sublicensees will generate, prepare, maintain, and retain all Regulatory Filings, Regulatory Approvals, and Marketing Authorizations in its Control that are required to be maintained or retained pursuant to and in material compliance with applicable Laws, and will conduct in material compliance with applicable Laws, including GLP and GCP, all Development activities for the Licensed Product in the Territory.
(M)
Assignment of Rights. BioNova will obtain from each of its employees and agents, and from the employees and agents of its Affiliates, who will be performing Development activities for the Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Sutro will, by virtue of this Agreement, receive from BioNova, without any payment or other consideration, the licenses and other rights granted to Sutro under this Agreement.
(N)
Compliance with Laws. All of the studies, tests and pre-clinical and Clinical Studies of drug products (other than the Licensed Products) conducted by BioNova prior to, or being conducted as of, the Effective Date, have been conducted, to BioNova’s knowledge, in all material respects in accordance with applicable Laws. All of the studies, tests and pre-clinical and Clinical Studies of Licensed Products to be conducted by BioNova under this Agreement will be conducted in all material respects in accordance with applicable Laws.
(O)
No Conflict. During the Term, BioNova and its Affiliates will not grant any interest in the BioNova Technology that is inconsistent with the terms and conditions of this Agreement and the licenses and rights of Sutro hereunder.
(P)
Expertise and Experience. BioNova has or will acquire the requisite expertise and experience to perform the Development, obtain Regulatory Approval for, and Commercialize the Licensed Products as contemplated by this Agreement.
Section I.88.
No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a)

debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents (including any Third Party subcontractor or Sublicensee of BioNova) performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.
Section I.89.
Compliance.
(Q)
Each Party covenants that: (a) in the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all applicable Laws, including all export control, and shall not cause such other Party’s indemnitees (as defined in Section 12.1 and Section 12.2) to be in violation of any applicable Laws or otherwise cause any reputational harm to such other Party.
(R)
Each Party covenants that in the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with, all Anti-Corruption Laws. Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to any Governmental Authority or representative thereof or other person for the purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party, in any manner that would be in breach of any Anti-Corruption Laws.
Section I.90.
No Other Warranties. EXCEPT AS EXPRESSLY STATED IN Section 11.1, Section 11.2, Section 11.3, OR Section 11.4, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED COMPOUND, THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE XII

INDEMNIFICATION; DAMAGES
Section I.91.
Indemnification by Sutro. Sutro will defend, indemnify and hold harmless BioNova, its Affiliates and their respective directors, officers, employees and agents (each, a “BioNova Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any BioNova Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Sutro in this Agreement, or any breach by Sutro of any obligation, covenant or agreement in this Agreement; (b) the gross negligence or intentional misconduct of, or violation of Laws by, Sutro or any of its Affiliates, its or their licensees (other than BioNova) or Sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing Sutro’s obligations or exercising Sutro’s rights under this Agreement; (c) activities conducted by or on behalf of Sutro, its Affiliates or its or their licensees (other than BioNova) or Sublicensees, or contractors related to the Development, Manufacture or Commercialization of Licensed Products anywhere in the world prior to the Effective Date; and (d) the Development, Manufacture or Commercialization of the Licensed Products by or on behalf of Sutro, any of its Affiliates, or its or their licensees (other than BioNova) or Sublicensees, or contractors (i) outside the Territory, (ii) outside the Field in the Territory, or (iii) in the Territory following any termination of this Agreement; provided, however, that Sutro’s obligations pursuant to this Section 12.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which BioNova has an obligation to indemnify Sutro pursuant to Section 12.2.
Section I.92.
Indemnification by BioNova. BioNova will defend, indemnify and hold harmless Sutro, its Affiliates, and their respective directors, officers, employees and agents (each, a “Sutro Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Sutro Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by BioNova in this Agreement, or any breach by BioNova of any covenant or agreement in this Agreement, (b) the gross negligence or intentional misconduct of, or violation of Laws by, BioNova, any of its Affiliates, or its or their Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing BioNova’s obligations or exercising BioNova’s rights under this Agreement, (c) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of BioNova, its Affiliates, or its or their Sublicensees (other than Sutro) or contractors, or (d) activities of the Parties conducted under Section 4.6 and any consequence howsoever arising therefrom; provided, however, that (i) BioNova’s obligations pursuant to subsections (a), (b) and (c) of this Section 12.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Sutro has an obligation to indemnify BioNova pursuant to Section 12.1, and (ii) BioNova’s obligations pursuant to subsection (d) of this Section 12.2 will not apply to the extent such Third Party Losses result from Third Party Losses resulting from the intentional misconduct or gross negligence of any Sutro Indemnified Party.
Section I.93.
Claims for Indemnification.
(A)
Notice. An Indemnified Party entitled to indemnification under Section 12.1 or Section 12.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.
(B)
Defense. Within [*] after delivery of a notice of any Third Party Claim in accordance with Section 12.3(a), the Indemnifying Party may, upon written notice thereof to the

Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.
(C)
Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.
(D)
Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).
(E)
Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates and its or their Sublicensees take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE XII. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
Section I.94.
Insurance. Each Party, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards in each Party’s respective territory. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance policies inclusive of Products Liability and/or Clinical Trials insurance which are consistent with normal business practices of prudent companies similarly situated in such Party’s territory. Not later than [*] following receipt of written request from a Party, the other Party will provide to the requesting Party a certificate of insurance evidencing such insurance policies. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [*] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [*] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.
ARTICLE XIII

LIMITATION OF LIABILITY
Section I.95.
No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN Section 13.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR AFFILIATED ENTITIES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS OR LOST OPPORTUNITY ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
Section I.96.
EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN Section 13.1 WILL NOT APPLY TO A CLAIM: (A) FOR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE X; (C) FOR A BREACH OF Section 3.9; OR (D) FOR INDEMNIFIABLE LOSSES PURSUANT TO Section 12.1 OR Section 12.2, AS APPLICABLE.
ARTICLE XIV

TERM AND TERMINATION
Section I.97.
Term. Subject to Section 2.5 and Section 2.6, unless terminated earlier in accordance with this ARTICLE XIV, this Agreement will become effective as of the Effective Date and will continue in full force on a Region-by-Region basis until the expiry of the Royalty Term in each Region in the Territory for all Licensed Products (the “Term”).
Section I.98.
Paid-Up License Upon End of Royalty Term. On a Licensed Product-by-Licensed Product and Region-by-Region basis, upon the expiration of the Royalty Term for a given Licensed Product in a given Region in the Territory, the licenses and rights of reference granted to BioNova pursuant to Section 3.1 and Section 3.4 will become perpetual, irrevocable, exclusive, sublicensable, transferrable, fully paid-up, and royalty free with respect to such Licensed Product in such Region. Upon the expiration of the Royalty Term of the last Licensed Product in the last Region in the Territory, the licenses granted to Sutro pursuant to Section 3.5 will become perpetual and irrevocable in and outside the Territory.
Section I.99.
Early Termination.
(A)
Termination for Material Breach. Upon (i) any material breach of this Agreement by Sutro or (ii) any material breach of this Agreement by BioNova (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by [*] written notice to the Breaching Party, and if such breach is curable, such breach has not been cured by the Breaching Party within [*] of such notice.

The notice will, in each case (A) expressly reference this Section 14.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to Section 14.4(k), and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period.
(B)
Termination by BioNova for Convenience. BioNova may,
(i)
during the License Option Period, upon thirty (30) days’ prior written notice to Sutro, terminate this Agreement in its entirety for convenience without cause; and
(ii)
after exercising the License Option, upon ninety (90) days’ prior written notice to Sutro, terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product or Region-by-Region basis for convenience without cause.
(C)
Termination for Bankruptcy. This Agreement may be terminated, to the extent permitted by applicable Laws, by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] after the filing thereof.
(D)
Termination for Patent Challenge. If BioNova or its Affiliates or its or their Sublicensees, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Patent Rights within the Licensed Technology (a “Patent Challenge”), then Sutro shall be entitled to terminate this Agreement in its entirety by providing written notice to BioNova, which termination shall take effect on the date of such notice; provided that this Section 14.3(d) will not apply to such action that (i) is first made by BioNova or its Affiliates or its or their Sublicensees in defense of a claim of patent infringement brought by Sutro under the applicable Patent Rights or any Patent Challenge, (ii) was brought by an acquirer of BioNova or its Affiliates or its or their Sublicensees prior to the effective date of a Change of Control involving such Person, or (iii) is brought by any non-Affiliate Sublicensee if BioNova or its Affiliate (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (B) terminates such

Sublicensee's sublicense to the Patent Rights being challenged by the Sublicensee, in each case, within [*] after Sutro’s notice to BioNova under this Section 14.3(d).
(E)
Termination for Breach of Anti-Bribery Laws. Subject to the provisions of this Section 14.3(e), if a Party (the “Investigating Party”) believes in good faith, based on advice of counsel, that the other party (the “Investigated Party”) is in material breach of the anti-bribery or anti-corruption provisions of Section 11.1(f) or Section 11.5 and that such material breach would reasonably be expected to result in the Investigating Party or any of its Affiliates incurring material Third Party Losses, then the Investigating Party may provide written notice to the Investigated Party specifically referencing such concerns and this Section 14.3(e) (an “ABAC Notice”). Upon receipt of such ABAC Notice, the Investigated Party will immediately and fully cooperate with the Investigating Party and its Affiliates in the investigation of the alleged breach (the “Investigation”), including by providing the Investigating Party and its Affiliates access to (i) any and all employees, agents or representatives of the Investigated Party or its Affiliates that are relevant to the Investigation, and (ii) all documents and other materials requested by the Investigating Party or any of its Affiliates, in each case ((i) and (ii)), to the extent reasonably necessary for the Investigating Party to conduct such Investigation. The Investigating Party and the Investigated Party will use Commercially Reasonable Efforts to conclude such Investigation as promptly as possible, but in no event later than [*] following the Investigated Party’s receipt of the applicable ABAC Notice (or such longer period as the Parties may mutually agree in writing) (the “Investigation Period”). During the Investigation Period, the Investigating Party may also request that the Investigated Party perform reasonable curative actions in respect of such alleged material breach. If by the end of such Investigation Period, the Investigating Party concludes that such material breach would reasonably be expected to result in the Investigating Party incurring material Third Party Losses and such breach has not been cured by the Investigated Party by the end of such Investigation Period, then the Investigating Party may terminate this Agreement with immediate effect upon written notice to the Investigated Party, with respect to the country or region to which such material breach relates. If prior to the end of the Investigation Period the Investigated Party has cured such material breach (subject to the remainder of this Section 14.3(e) with respect to any dispute related thereto), then the Investigated Party shall no longer have the right to terminate this Agreement for such material breach. For purposes of this Section 14.3(e), the Investigated Party will be deemed to have cured such material breach if the Investigated Party has otherwise identified and terminated its relationship with the individual or individuals responsible for such material breach.
Section I.100.
Effects of Termination.
(F)
Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 14.3, the JSC will cease to exist, the Parties’ rights, licenses and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 14.4; provided, however, that, if this Agreement is terminated with respect to a particular Licensed Product or Region only, then such rights and obligations will terminate only to the extent they relate solely to the terminated Licensed Product or Region and the JSC will continue with respect to non-terminated Licensed Products and Regions.

(G)
License Grant to Sutro. Except in the case BioNova terminates this Agreement pursuant to Section 14.3(a) or Section 14.3(c), in which case, the licenses granted to Sutro under Section 3.5 will terminate upon the effectiveness of such termination, in case of any other termination or expiration of this Agreement, the licenses granted to Sutro under Section 3.5 will continue following the effective date of termination and for clarity only, is hereby confirmed to be perpetual and irrevocable in all cases and eventualities.
(H)
Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.
(I)
Survival. This Section 14.4, the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Section 3.2(f), Section 5.3 (for the [*] period specified therein), Section 9.1, Section 9.2 (with respect to Joint Patents), Section 9.3 (with respect to Joint Patents), Section 9.4 (solely with respect to claimed infringement prior to the date of termination), Section 11.2(k)(iii), Section 11.6, Section 14.2 (only upon the expiration but not earlier termination of this Agreement) and ARTICLE X (for the [*] period specified therein), ARTICLE VIII (with respect to payments payable and Net Sales realized prior to the termination effective date of this Agreement), ARTICLE XII (for Section 12.4, for the [*] period specified therein), ARTICLE XIII, ARTICLE XV and ARTICLE XVI. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement (including this Section 14.4), any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated Region, as the case may be, for any reason.
(J)
Ongoing Clinical Study. If at the time of such termination, any Clinical Studies for the Licensed Products are being conducted by or on behalf of BioNova, then, at Sutro’s election on a Clinical Study-by-Clinical Study basis: (i) BioNova will, and will cause its Affiliates and its or their Sublicensees to, (A) continue to conduct such Clinical Study for another period of time as determined by Sutro after the effective date of such termination at Sutro’s cost, and (B) after such period, to (y) fully cooperate with Sutro to transfer the conduct of all such Clinical Study to Sutro or its designee or (z) continue to conduct such Clinical Studies, at Sutro’s cost, for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Studies, and (C) Sutro will assume any and all liability and costs for such Clinical Studies after the effective date of such termination, and (ii) BioNova will, and will cause its Affiliates and its or their Sublicensees to, at Sutro’s cost (unless such termination is by Sutro pursuant to Section 14.3(a)), orderly wind down the conduct of any such Clinical Study which is not assumed by Sutro under clause (i).
(K)
Inventory.
(i)
Sell-Off Period. BioNova will have the right, for a period of [*] following termination of this Agreement in any Region, to sell or otherwise dispose of any Licensed Products in any terminated Regions, as applicable, on hand at the time of such termination or in the process of Manufacturing (the “Sell-Off Period”).
(ii)
Sutro Buy-Back. Upon expiration of any Sell-Off Period in any Region, Sutro will have the right to purchase all of BioNova’s and its Affiliates’ remaining inventory of Licensed Products held as of the effective date of expiration of such Sell-Off Period at a price equal to (A) BioNova’s actual invoiced cost of such Licensed Product supplied by Sutro; or (B) one hundred and five percent (105%) of BioNova’s actual invoiced cost of such Licensed Product from its CMO or supplier (other than Sutro).
(L)
Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement pursuant to Section 14.3, as promptly as practicable after Sutro’s written request, BioNova will, to the extent permitted under applicable Laws and not commercially infeasible, and at Sutro’s sole cost and expense (unless the applicable termination giving rise to Sutro’s rights under this Section 14.4(g) was for BioNova’s material breach pursuant to Section 14.3(a), in which case such transfer will be at BioNova’s sole cost and expense), assign and transfer to Sutro all Regulatory Filings, Regulatory Approvals, Pricing and Reimbursement Approvals and Marketing Authorizations for Licensed Products that are held by or owned by BioNova or its Affiliates or its or their Sublicensees as of the effective date of termination, with respect to the terminated Region, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, Regulatory Approvals, Pricing and Reimbursement Approvals and Marketing Authorizations to Sutro. If applicable Laws or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing, Regulatory Approvals, Pricing and Reimbursement Approvals and Marketing Authorizations to Sutro or if it is commercially infeasible for BioNova to do so, then BioNova will grant, and hereby does grant, to Sutro, its Affiliates, Sublicensees and licensees (other than BioNova) an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, Regulatory Approvals, Pricing and Reimbursement Approvals and Marketing Authorizations for Licensed Products in the Field in the Territory or the terminated Region, as the case may be, and will reasonably cooperate with Sutro, at Sutro’s expense (unless the applicable termination giving rise to Sutro’s rights under this Section 14.4(g) was for BioNova’s material breach pursuant to Section 14.3(a), in which case such transfer will be at BioNova’s sole cost and expense), to make the benefits of such Regulatory Filings, Regulatory Approvals, Pricing and Reimbursement Approvals and Marketing Authorizations available to Sutro or its designee(s).
(M)
Return of Confidential Information. Within [*] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and will cause its Affiliates to, (i) destroy all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain one copy of the Confidential Information of the other Party for its legal archives.

(N)
Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that BioNova, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against Sutro under the Code and any similar laws in any other country, BioNova will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Sutro elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Sutro upon written request therefor by BioNova. All rights, powers and remedies of BioNova provided for in this Section 14.4(i) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).
(O)
Cooperation. Each Party will cause its Affiliates, and its or their licensees or Sublicensees (for Sutro, other than BioNova) and contractors to comply with the obligations in this Section 14.4.
(P)
Trademark(s) in Territory. BioNova shall assign and transfer to Sutro all of its rights, including trademark rights and goodwill, in and to each of the Trademark(s) used in association with the marketing of the Licensed Product in the Territory.
ARTICLE XV

DISPUTE RESOLUTION
Section I.101.
Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JSC for discussion. Should the Parties, following discussion of the matter at a duly called meeting of the JSC, within [*] after the date on which the matter is referred to the JSC for discussion, are still unable to resolve such matter, then either Party may refer such matter to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [*] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then, either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 15.2.
Section I.102.
Arbitration. Except as set forth in this Section 15.2, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 15.1, will be referred to and finally resolved by arbitration in accordance with this Section 15.2. A Party may submit such dispute to arbitration at Singapore International Arbitration Centre (“SIAC”) by notifying the other Party, in writing, of such dispute. Within [*] after receipt of such notice, the Parties will each designate in writing an arbitrator to resolve the dispute. Both of the designated arbitrators will elect a third arbitrator; provided, however, that if the designated arbitrators cannot agree on a third arbitrator within [*] after both arbitrators have been designated, the third arbitrator will be selected by the SIAC. The arbitrators will be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and will not be an Affiliate, employee, consultant, officer, director or stockholder of any Party. The arbitration will be conducted in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause, except to the extent such rules are inconsistent with this Section 15.2, in which case this Section 15.2 will control. All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 15.2. The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 15.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement or a matter under Section 14.3(e), neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 15.2 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Trademark rights relating to any Licensed Products, or misappropriation of any Know-How, will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

Section I.103.
Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN Section 15.2. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
ARTICLE XVI

MISCELLANEOUS
Section I.104.
Assignment; Successors.
(A)
Assignment. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (i) to an Affiliate or (ii) to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization or similar transaction, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this Section 16.1(a) will be null and void.
(B)
Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.1(b) will be null, void and of no legal effect.
Section I.105.
Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of New York, without regard to the conflicts of law principles thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 15.2; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 9.1 and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting from disputes under this Agreement will be in the English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).
Section I.106.
Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested, provided in each case (a) and (b), the Party giving the notice accompanies such notice by an email of the same content to the other Party. This Section 16.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Sutro:	SUTRO Biopharma, Inc. 111 Oyster Point Boulevard South San Francisco, CA 94080 Attention: General Counsel Email: [*]

If to BioNova:	BioNova Pharmaceuticals Ltd. 2889 Jinke Road, Chamime Plaza Building B, 9F, Suite 905 Shanghai 201203, China Attention: Chief Executive Officer Email: [*]

Section I.107.
Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.
Section I.108.
Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Confidentiality Agreement; provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder. In the event of a conflict between a Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.
Section I.109.
Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding any authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
Section I.110.
Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.
Section I.111.
Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, Sublicensees or contractors of a Party, such Party will cause its Affiliates and its or their Sublicensees and contractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, Sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided, however, that (a) each such Affiliate, Sublicensees or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, Sublicensees or contractor were a party hereto, (b) the performance of any obligations of a Party by its Affiliates, Sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 16.1, such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement. Subject to this Section 16.8, if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Sutro” will be interpreted to mean “Sutro or its Affiliates” and “BioNova” will be interpreted to mean “BioNova or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.
Section I.112.
Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics or quarantines (a “Force Majeure Event”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure Event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure Event affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure Event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure Event and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances. If the Force Majeure Event continues, then the affected Party will update such notice to the other Party on a weekly basis to provide updated summaries of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume.
Section I.113.
No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE XII, the Indemnified Parties.
Section I.114.
Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.
Section I.115.
Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will” will be construed to have the same meaning and effect as the word “shall” when used to indicate a Party’s obligation or duty.
Section I.116.
Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).
Section I.117.
Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.
Section I.118.
Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.
Section I.119.
Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from a country which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with applicable export Laws and regulations.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative, in duplicate on the Effective Date.

Sutro Biopharma, Inc.

__________________________________

Name: William J. Newell

Title: Chief Executive Officer

BioNova Pharmaceuticals Limited

____________________________________

Name: Ye Hua

Title: Director

[Signature Page to Option and License Agreement]

Exhibit A

LICENSED COMPOUND

[*]

[Signature Page to Option and License Agreement]

Exhibit B

LICENSED MARKS

[*]

[Signature Page to Option and License Agreement]

Exhibit C

LICENSED PATENTS

[*]

Exhibit D

[*]

Exhibit E

BIONOVA DEVELOPMENT PLAN FOR THE TERRITORY (TERRITORY-SPECIFIC DEVELOPMENT PLAN)

[*]

2

Exhibit F

SAMPLE SUTRO INVOICE

[*]

Exhibit G

PRC SAMPLE LABEL FOR PRODUCT IMPORTATION

[*]

3

Exhibit H

CLINICAL SUPPLY AND BIONOVA ORDER

[*]

4

Exhibit I

[*]

5